Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

SPECIALTY PHARMA, INC.,

a Delaware corporation,

PROFESSIONAL HOME CARE SERVICES, INC.,

a Delaware corporation,

EUREKA I, L.P.,

a Delaware limited partnership,

THE PERSONS SET FORTH ON SCHEDULE A HERETO

and

CRITICAL HOMECARE SOLUTIONS, INC.,

a Delaware corporation

Dated as of August 10, 2006

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1

ARTICLE II	PURCHASE AND SALE	9
2.1	Purchase and Sale	9
2.2	Excluded Liabilities	9
2.3	Lien Termination	9

ARTICLE III	PURCHASE PRICE	9
3.1	Purchase Price	9
3.2	Purchase Price Adjustment	10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS	12
4.1	Organization and Qualification	13
4.2	Corporate Power	13
4.3	Authorization; Binding Obligations	13
4.4	Subsidiaries	13
4.5	Conflict with Other Instruments; Existing Defaults	14
4.6	Governmental and Other Third-Party Consents	14
4.7	Capitalization; Title to Stock	14
4.8	Financial Statements	15
4.9	Existing Indebtedness and Liens; Investments	16
4.10	Contracts	16
4.11	Accounts Receivable	18
4.12	Labor Relations; Employees	18
4.13	Employee Benefit Plans; ERISA	19
4.14	Taxes	21
4.15	Litigation	23
4.16	Transactions with Affiliates	24
4.17	Federal Health Care Program and Third-Party Payor Participation	25
4.18	Health Care Regulatory Litigation	26
4.19	Compliance with Health Care Laws	26
4.20	Personal Property	28
4.21	Real Property	29
4.22	Environmental Matters	29

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4.23	Intellectual Property	30
4.24	Nature of Business	32
4.25	Powers of Attorney	32
4.26	Insurance	32
4.27	Business Relationships	32
4.28	Personal Property Leases	32
4.29	Solvency	33
4.30	Inventories	33
4.31	Depository and Other Accounts	33
4.32	Books and Records	33
4.33	Brokers; Certain Expenses	33
4.34	Compliance with Laws	34
4.35	Interim Changes	34
4.36	No Omissions or Misstatements	35

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLERS	35
5.1	Organization of Certain Entity Sellers	35
5.2	Ownership of Stock	35
5.3	Authorization of Transaction	36
5.4	Brokers’ Fees	36
5.5	No Conflict or Violation	36
5.6	Consents and Approvals	37
5.7	Litigation	37

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	37
6.1	Organization	37
6.2	Authorization	37
6.3	Due Execution and Delivery; Binding Obligations	37
6.4	No Violation	37
6.5	Governmental and Other Third-Party Consents	38
6.6	Brokers; Certain Expenses	38
6.7	Medical Records	38
6.8	Financing	39

ARTICLE VII	COVENANTS OF THE PARTIES	39

7.1	Conduct of Business	39
7.2	Access to Information	41
7.3	Efforts to Consummate Transaction	41
7.4	No Solicitation	41
7.5	Tax Matters	42
7.6	Noncompete	45
7.7	Certain Taxes	46
7.8	Supplementation and Amendment of Schedules	46
7.9	Cancellation of Options	47
7.10	Eureka	47
7.11	PromptCare Receivable	47
7.12	Payor Notifications	48

ARTICLE VIII	CLOSING CONDITIONS	48
8.1	Obligation of Buyer to Close	48
8.2	Obligation of Sellers to Close	51

ARTICLE IX	INDEMNIFICATION	52
9.1	Indemnification	52
9.2	Limitations of Indemnity	53
9.3	Indemnification Procedures - Third-Party Claims	54
9.4	Indemnification Procedures - Other Claims, Indemnification Generally	56
9.5	Exclusive Remedy	56

ARTICLE X	MISCELLANEOUS	56
10.1	Termination	56
10.2	Publicity	57
10.3	Expenses	57
10.4	Entire Agreement; Amendments and Waivers	57
10.5	Notices	57
10.6	Waivers and Amendments	58
10.7	Governing Law	58
10.8	Consent to Jurisdiction and Venue	59
10.9	Waiver of Trial by Jury	59
10.10	Counterparts	60

10.11	Invalidity	60
10.12	Sellers’ Representative	60
10.13	Negotiated Agreement	62
10.14	Assignment	62
10.15	Severability	62
10.16	Further Assurances	62
10.17	Release	62

Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 602(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A-1	Form of Employment Agreement for Louis Calamari, Steven Pernerewski, Donna Ferraro and Armand Facchini
Exhibit A-2	Form of Employment Agreement for Cindi O’Sullivan
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Legal Opinion
Exhibit D	Form of Option Holder Release Agreement
Exhibit E	Form of Estoppel
Exhibit F	Form of Severance Agreement

SCHEDULES

Schedule A	Sellers; Stock
Schedule B	Option Holders; Options
Schedule 3.1(a)	Assumed Current Liabilities
Schedule 3.1(b)	Illustration of Assumed Current Liabilities
Schedule 3.1(c)	Severance Arrangements
Schedule 3.1(d)	Effective Date Adjustments
Schedule 4.4	Subsidiaries
Schedule 4.6	Governmental and Other Third-Party Consents
Schedule 4.9	Permitted Liens
Schedule 4.9(a)	Existing Indebtedness and Liens; Investments
Schedule 4.10(a)	Contracts
Schedule 4.10(b)	Existing Contracts
Schedule 4.12(a)	Labor Matters
Schedule 4.12(b)	Employees
Schedule 4.12(c)	Employment Agreements and Contracts
Schedule 4.13	Employee Benefit Plans; ERISA; Foreign Plans
Schedule 4.14(c)	Tax Returns
Schedule 4.14(f)	Taxes
Schedule 4.15	Litigation
Schedule 4.16	Transactions with Affiliates
Schedule 4.17(a)	Programs; Federal Health Care Program; Program Agreements
Schedule 4.17(b)	Third-Party Payor Participation
Schedule 4.18	HIPPA Litigation
Schedule 4.19(b)	Violations of Health Care Laws
Schedule 4.20	Personal Property
Schedule 4.21	Real Property
Schedule 4.22	Environmental Matters
Schedule 4.23	Company Intellectual Property
Schedule 4.26	List of Insurance Policies

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Schedule 4.28(a)	Personal Property Leases
Schedule 4.28(b)	Operating Leases
Schedule 4.31	Depository and Other Accounts
Schedule 4.34	Compliance with Laws
Schedule 4.35	Interim Changes
Schedule 5.5	Conflicts and/or Violations
Schedule 5.6	Consents and Approvals
Schedule 6.8	Commitment Letter
Schedule 8.1(c)	Approvals Required for Closing
Schedule 8.1(y)	ERISA Matters

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of August 10, 2006 by and among SPECIALTY PHARMA, INC., a Delaware corporation (“Parent”), PROFESSIONAL HOME CARE SERVICES, INC., a Delaware corporation (“PHCS,” and together with Parent, the “Company”), CRITICAL HOMECARE SOLUTIONS, INC., a Delaware corporation (“Buyer”), EUREKA I, L.P., a Delaware limited partnership (“Eureka”), which is the holder of the Series A Preferred Stock, par value $.0001 per share, of the Company (the “Preferred Stock”), the holders of the common stock, par value $.0001 per share, of the Company (the “Common Stock,” and together with the Preferred Stock, the “Stock”), and the holders of certain options to purchase the Common Stock (the “Seller Options,” and together with the Stock, the “Securities”), in each case, as set forth on Schedule A attached hereto (the “Common Stockholders” and, collectively with Eureka, “Sellers”).

R E C I T A L S:

WHEREAS, the Company is engaged in the business of providing health care focusing on infusion, specialty pharmacy, respiratory therapy and home medical equipment (the “Business”) in the State of Connecticut and the State of New York;

WHEREAS, Sellers own all of the issued and outstanding capital stock of Parent as set forth on Schedule A (collectively, the “Stock”); and

WHEREAS, the Company has issued options (the “Non-Seller Options”) to purchase Common Stock of the Company to the Persons (the “Option Holders”) and in the amounts set forth on Schedule B hereto. The Non-Seller Options will be cancelled by the Company immediately prior to the Closing and converted into the right to receive cash pursuant to Section 7.9, subject to the receipt of an Option Holder Release Agreement (and accordingly, the Non-Seller Options will not be considered “Securities” for purposes of this Agreement); and

WHEREAS, each of Sellers desires to sell to Buyer all of the Securities owned by such Seller, and Buyer desires to purchase the Securities from Sellers, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I Definitions

1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any five percent stockholder of such Person. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules and exhibits annexed hereto.

“Assumed Current Liabilities” has the meaning set forth in Section 3.1(a).

“Assumed Liabilities and Adjustments Closing Statement” has the meaning set forth in Section 3.2(b)(vi).

“Assumed Liabilities Shortfall” has the meaning set forth in Section 3.2(b)(vii).

“Assumed Liabilities Surplus” has the meaning set forth in Section 3.2(b)(vii).

“Benefit Plan” means all profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock or other equity-based compensation arrangement, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, bonus, incentive compensation, salary continuation, supplemental retirement, deferred compensation, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements and other material agreement, arrangement, plan, policy, practice or program related to employment, compensation or employee benefits whether written or unwritten, funded or unfunded, formal or informal, and whether or not subject to ERISA, that are maintained or contributed to by the Company.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day of the year on which banks are not required or authorized by law to close in the State of Delaware.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Closing” means the closing of the purchase and sale of the Securities contemplated by this Agreement. Notwithstanding the date on which the Closing actually occurs, all of the incidents of economic ownership attributable to the Company shall be deemed transferred to Buyer as of 12:01 a.m. on the Effective Date.

“Closing Date” means, subject to the satisfaction of the conditions set forth herein, three Business Days following the satisfaction or waiver of the conditions set forth in Article VIII.

“COBRA” means the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4.23(a).

“Company Properties” has the meaning set forth in Section 4.21(a).

“Competing Transaction” means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any other similar transaction with respect to the Company involving any Person or entity other than Buyer or its Affiliates.

“Contract” means any contract, lease, license, purchase order, sales order, obligation or other agreement or binding commitment, whether or not in written form.

“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Authority or authority that is binding on any Person or its property under applicable Law.

“Effective Date” means the first date of the month in which the Closing Date occurs.

“Employee Plan” means any Benefit Plan or any (a) nonqualified deferred compensation, equity compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, (c) qualified defined benefit retirement plan or arrangement which is an “employee pension benefit plan” (including any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (d) “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA and material fringe benefit, that the Company or any ERISA Affiliate thereof sponsors, maintains, ever has maintained or been obligated to maintain or to which any of them contributes, ever has contributed or ever has been obligated to contribute, at any time, or with respect to which the Company or any ERISA Affiliate thereof has or could have any liability, including any liability for taxes.

“Employment Agreement” means, collectively, the Employment Agreement substantially in the form of Exhibit A-1 and the Employment Agreement substantially in the form of Exhibit A-2.

“Environmental Laws” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law, order or other legal requirement relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each persons which, pursuant to ERISA § 4001(b), is required to be treated as a single employer with the Company pursuant to Code § 414(b), (c), (m) or (o).

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit B hereto.

“Escrow Fund” has the meaning set forth in Section 3.1.

“Estimated Effective Date Adjustments Payment” has the meaning set forth in Section 3.2(a).

“Estimated Payment” has the meaning set forth in Section 7.5(a).

“Eureka” has the meaning set forth in the introduction to this Agreement.

“Eureka Certificate” has the meaning set forth in Section 7.10.

“Excluded Liabilities” means any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the Company or Sellers relating to any period prior to the Effective Date: (i) with respect to any indebtedness for borrowed money and capital lease obligations, including any unpaid interest, fees, prepayment penalties and expenses thereon and including the outstanding balance on capital leases, (ii) with respect to any Taxes, (iii) with respect to any Employee Plans or Benefit Plans, (iv) with respect to any intercompany indebtedness between or among the Company, including any Taxes, costs or expenses arising therefrom or related thereto, (v) related to liabilities or obligations owing to any stockholders of the Company, including any Taxes, costs or expenses arising therefrom or related thereto, (vi) the fees and expenses of Sellers and the Company incurred in connection with the transactions contemplated hereby, (vii) that are not either (A) reflected or fully reserved against on the Latest Balance Sheet or incurred in the ordinary course of the Business subsequent to the date of the Latest Balance Sheet or (B) set forth on the disclosure schedules hereto, (viii) that arise out of or relate in any way to the presence or release of Hazardous Materials on, in, or under the Real Property prior to the Effective Date, including without limitation, any resulting migration of Hazardous Materials from the Real Property at any time on, before or after the Effective Date, (ix) that arise out of or relate to any claims for violation of any Health Care Law or ERISA, or (x) that are not included in the calculation of the Final Assumed Current Liabilities and relate to any period prior to the Effective Date (excluding the severance obligations set forth on Schedule 3.1(c)).

“Final Assumed Current Liabilities” has the meaning set forth in Section 3.2(b)(vii).

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied, as in effect on the date of this Agreement.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c)

governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Hazardous Material” means any substance, material, liquid or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon in excess of 4 pCi/L, mold in concentrations which exceed those found in the outside air of properties owned or leased by the Company, and urea formaldehyde insulation.

“Health Care Laws” has the meaning set forth in Section 4.19(b).

“Historical Financials” has the meaning set forth in Section 4.8(a).

“Indemnification Acknowledgment” has the meaning set forth in Section 9.3(a)(ii).

“Indemnitee” has the meaning set forth in Section 9.3(a).

“Indemnitor” has the meaning set forth in Section 9.3(a).

“Independent Accounting Firm” has the meaning set forth in Section 3.2(b)(v).

“Initial Draft Assumed Liabilities and Adjustments Closing Statement” has the meaning set forth in Section 3.2(b)(i).

“Investments” mean, as applied to any Person, (i) any direct or indirect acquisition by such Person of capital stock, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, gift, advance (other than trade accounts receivables for goods or services from customers incurred in the ordinary course of business (including such receivables evidenced by a promissory note)) or capital contribution by such Person to any other Person.

“Knowledge of the Company” means the actual knowledge or awareness of David Pliner, Joseph Fleming, Jr., Lou Calamari and Cindi O’Sullivan, and the knowledge or awareness that each of David Pliner, Joseph Fleming, Jr., Lou Calamari and Cindy O’Sullivan would have obtained after reasonable due diligence or inquiry in light of the circumstances.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the six-month period ended June 30, 2006 included in the Historical Financials and prepared in accordance with GAAP.

“Laws” means any statute, law, ordinance, regulation, order or rule of any governmental authority, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Liabilities Target” has the meaning set forth in Section 3.2(a).

“Licenses and Permits” means all foreign, local, state and federal licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals necessary for the operation of the Business.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Losses” means any and all damages, costs, liabilities, losses, judgments, settlements, awards, penalties, fines, expenses or other costs, including reasonable attorneys’ fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnified Party.

“Material Adverse Effect” means a material adverse effect on either the assets, operations, personnel or condition (financial or otherwise) of the Company taken as a whole or any of Sellers’ ability to consummate the transactions contemplated hereby, but excluding any effect, change, development or circumstance resulting or arising from (i) any general deterioration in the economy or change in financial or market conditions generally affecting the industries in which the Company operates, (ii) the announcement of the transactions contemplated by this Agreement not resulting from a violation of this Agreement by any Seller, (iii) any act of terrorism, declaration of war or other global unrest or international hostilities, (iv) the disclosure of the fact that Buyer is the prospective acquirer of the Company not resulting from a violation of this Agreement by any Seller, or (v) changes in GAAP.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Section 1396 et seq.) and any statute succeeding thereto.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Section 1395 et seq.) and any statute succeeding thereto.

“Minimum Net Assets Threshold” has the meaning set forth in Section 7.10.

“Net Assets” means, with respect to any Person, total net assets of such Person less total liabilities.

“Notice of Claim” has the meaning set forth in Section 9.3(a)(i).

“Option Holder Release Agreement” means an Option Holder Release Agreement executed by each Option Holder substantially in the form of Exhibit D.

“Parent” has the meaning set forth in the introduction to this Agreement.

“Party” and “Parties” means, individually and collectively, the Company, Sellers and Buyer.

“Permitted Liens” means (i) Liens and other exceptions to title that are disclosed on Schedule 4.9; (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP; and (iii) liens for mechanics’, materialmen’s, laborers’, employees’, suppliers’ or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment or release have been made and for which appropriate reserves have been established in accordance with GAAP.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“PHCS” has the meaning set forth in the introduction to this Agreement.

“Preliminary Reimbursement Amount” means an amount equal to: (x) Buyer’s Tax Liability as shown on the Pro Forma Tax Return, minus (y) Buyer’s Tax Liability as shown on the Tax Return filed by Buyer for each year during the Tax Benefits Period upon which any portion of the Tax Benefit is reported or otherwise taken into account.

“Pro Forma Tax Return” means a Tax Return prepared for each year during the Tax Benefits Period in which any portion of the Tax Benefit may be reported or otherwise taken into account, which Pro Forma Tax Return shall be prepared without reporting or otherwise taking into account such Tax Benefit.

“PromptCare Receivable” has the meaning set forth in Section 7.11.

“Pro Rata Share” means the pro rata share of each of Sellers based on their relative ownership of the Company as set forth on Schedule A hereto.

“Purchase Price” has the meaning set forth in Section 3.1.

“Reimbursement Amount” means an amount equal to the Preliminary Reimbursement Amount minus the reasonable professional fees incurred for the preparation of the Pro Forma Tax Return.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching into the indoor or outdoor environment, and includes any migration of any Hazardous Material from or onto the properties owned or leased by the Company.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) to otherwise correct a condition of noncompliance with Environmental Laws.

“Representative” has the meaning set forth in Section 10.12(a).

“Representative’s Report” has the meaning set forth in Section 3.2(b)(iii).

“Required Consents” has the meaning set forth in Section 8.1(c).

“Second Draft Assumed Liabilities and Adjustments Closing Statement” has the meaning set forth in Section 3.2(b)(ii).

“Securities” has the meaning set forth in the Recitals to this Agreement.

“Solvent” means, with respect to any Person, that on the date of determination: (i) the present fair saleable value of the assets (i.e., the price a buyer is willing to pay for such asset in an arms-length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected to become an actual or matured liability.

“Stock” has the meaning set forth in the Recitals to this Agreement.

“Stockholders Agreement” means the Stockholders Agreement among Parent and certain of Sellers dated as of September 22, 2003.

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Section 59A of the Code or otherwise), custom duties, capital stock, profits, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, and the term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Benefit” means a circumstance under which the Tax Liability of Buyer is reduced as a result of the deduction or amortization of any Losses.

“Tax Benefits Period” has the meaning set forth in Section 9.2(b)(i).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; provided, however, that for purposes of Schedule 4.14(c), this defined term shall not include any federal filing required with respect to Employee Plan within the meaning of Section 4.13.

“Third-Party Claim” means a claim or demand made by any Person against an Indemnified Party.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 4.23(b).

“Transaction Documents” means this Agreement, the Escrow Agreement and any document or instrument which shall be executed and delivered at the Closing by the Company or Sellers, as the case may be.

“Transactions with Affiliates” means those transactions described in Section 4.16.

Article II Purchase and Sale

2.1 Purchase and Sale. Subject to the terms hereof, each of Sellers agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from each Seller, all of its Securities, free and clear of all Liens.

2.2 Excluded Liabilities. Notwithstanding the purchase of the Securities by Buyer, Buyer and Sellers acknowledge and agree that it is the intent of the Parties that Sellers shall be responsible for all Excluded Liabilities and Sellers agree to fully and timely pay all Excluded Liabilities.

2.3 Lien Termination. On or prior to the Closing Date, all Liens (other than Permitted Liens) on the Company’s assets shall have been terminated.

Article III Purchase Price

3.1 Purchase Price. Subject to adjustment pursuant to Section 3.2, the purchase price for the Securities shall be an aggregate of $31,500,000 (the “Purchase Price”), to be paid as follows: (i) $26,100,000 payable in cash by wire transfer in immediately available funds, less the amount required to pay off certain indebtedness of the Company as set forth below, (ii) $2,900,000 (the “Escrow Fund”) payable to the Escrow Agent pursuant to the Escrow Agreement; and (iii) $2,500,000 through the assumption of $2,500,000 of ordinary course current liabilities of the Company on a consolidated basis as the categories of such liabilities are set forth on Schedule 3.1(a) hereto, which for purposes of clarification shall not include any liabilities related to interest-bearing or long-term debt, capital lease obligations, ERISA-related obligations and Tax obligations or any other liabilities not set forth on such schedule (the “Assumed Current Liabilities”). For purposes of illustration only, the amounts of the Assumed Current Liabilities as of July 31, 2006 are set forth on Schedule 3.1(b) hereto. Notwithstanding the foregoing, Assumed Current Liabilities shall not include obligations of the Company pursuant to severance arrangement employment agreements set forth on Schedule 3.1(c) hereto. In addition, the Purchase Price shall be adjusted upwards or downwards on the Closing Date with respect to the calculation of the items set forth on Schedule 3.1(d) for the periods specified therein (the “Effective Date Adjustments”). The amount payable pursuant to this Section 3.1(a)(i) shall be reduced by the amount necessary (which amounts shall be paid directly by Buyer) to repay all outstanding indebtedness for borrowed money and capital lease obligations of the Company on the Closing Date, including any unpaid interest, fees, prepayment penalties and expenses thereon, and remove all Liens (other than Permitted Liens) in respect of any property or assets of the Company. The Purchase Price (less the Escrow Fund and other deductions pursuant to this Section 3.1) shall be paid to Sellers and the Option Holders as set forth on Schedule A and Schedule B hereto.

3.2 Purchase Price Adjustment.

(a) As of the Effective Date, the Purchase Price shall be increased or decreased, as the case may be, on a dollar-for-dollar basis, by the amount by which the Assumed Current Liabilities is greater or less than $2,500,000 (the “Liabilities Target”) in accordance with Section 3.2(b). In addition, at Closing, the Purchase Price shall be increased or decreased by the aggregate amount of the Effective Date Adjustments based upon the estimate of such items included in the Initial Draft Assumed Liabilities and Adjustments Closing Statement delivered to Buyer pursuant to Section 3.2(b)(i) (the “Estimated Effective Date Adjustments Payment”).

(b) The Purchase Price shall be subject to adjustment, if any, as specified in this Section 3.2(b).

(i) At least two Business Days prior to the Closing Date, the Representative shall deliver to Buyer a statement of Assumed Current Liabilities as of the Effective Date and a statement of the Sellers’ good faith estimate of the aggregate amount of the Effective Date Adjustments (the “Initial Draft Assumed Liabilities and Adjustments Closing Statement”). The Initial Draft Assumed Liabilities and Adjustments Closing Statement shall be prepared in conformity with the definition of Assumed Current Liabilities and in accordance with the calculations set forth on Schedule 3.1(a) and Schedule 3.1(c).

(ii) As soon as practicable following the Closing, with the assistance of the Company’s accountants, Buyer shall prepare a statement of Assumed Current Liabilities as of the Effective Date and Buyer’s calculation of the Effective Date Adjustments (the “Second

Draft Assumed Liabilities and Adjustments Closing Statement”). The Second Draft Assumed Liabilities and Adjustments Closing Statement shall be prepared in conformity with the definition of Assumed Current Liabilities and in accordance with the calculations set forth on Schedule 3.1(a) and Schedule 3.1(c). Buyer shall deliver the Second Draft Assumed Liabilities and Adjustments Closing Statement to the Representative not later than 60 calendar days following the Closing Date.

(iii) The Second Draft Assumed Liabilities and Adjustments Closing Statement shall be final and binding upon the Parties, and shall be deemed to be the Assumed Liabilities and Adjustments Closing Statement, (as defined below) unless, within 30 calendar days after receipt of the Second Draft Assumed Liabilities and Adjustments Closing Statement from Buyer, the Representative shall provide to Buyer a report indicating its objections to the Second Draft Assumed Liabilities and Adjustments Closing Statement. Any such objections shall be set forth in reasonable detail in a report (the “Representative’s Report”) that shall indicate the grounds upon which the Representative disputes that the Second Draft Assumed Liabilities and Adjustments Closing Statement has been prepared in accordance with the requirements of this Agreement. Buyer shall provide to the Representative reasonable access (at such time as reasonably agreed to by Buyer and the Representative), during normal business hours, to the books and records of the Company and to the Company’s personnel and accountants in connection with the Representative’s preparation of the Representative’s Report, provided that the Representative shall not interfere with the Business in the exercise of such right.

(iv) Within 15 calendar days after the receipt by Buyer of the Representative’s Report, the Representative and Buyer shall endeavor in good faith to agree on any matters in dispute.

(v) If Buyer and the Representative are unable to agree on any matters in dispute within 15 calendar days after receipt by Buyer of the Representative’s Report, the matters in dispute will be submitted for resolution to the office of PriceWaterhouseCoopers LLP located in Philadelphia, PA or such other independent accounting firm of national reputation as may be mutually acceptable to Buyer and the Representative (the “Independent Accounting Firm”), which Independent Accounting Firm shall, within 30 calendar days after such submission, determine and issue a written report to the Representative and Buyer regarding, such disputed items, which written report shall be final and binding upon the Parties. The Representative and Buyer shall cooperate with each other and each other’s representatives to enable the Independent Accounting Firm to render a written report as promptly as possible. The fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand, with one Party reimbursing the other, if necessary, following such determination. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(vi) The statement of Assumed Current Liabilities and Effective Date Adjustments incorporating the resolution of matters in dispute with respect to Assumed Current Liabilities and Effective Date Adjustments (or, if a Representative’s Report is not provided within the time prescribed in Section 3.2(b)(iii), the Second Draft Assumed Liabilities Closing Statement) is referred to as the “Assumed Liabilities and Adjustments Closing Statement.” The Assumed Liabilities and Adjustments Closing Statement shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the Parties.

(vii) If the Assumed Current Liabilities calculated by reference to the Assumed Liabilities and Adjustments Closing Statement (the “Final Assumed Current Liabilities”) are less than the Liabilities Target, the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such shortfall (the “Assumed Liabilities Shortfall”). In such event, Buyer shall pay to the Representative for distribution to Sellers (based upon their respective Pro Rata Share) the amount of the Assumed Liabilities Shortfall. If the Final Assumed Current Liabilities are greater than the Liabilities Target, the Purchase Price shall be decreased on a dollar-for-dollar basis by an amount equal to such surplus (the “Assumed Liabilities Surplus”). In such event, Sellers shall pay to Buyer the amount of the Assumed Liabilities Surplus.

(viii) If the aggregate amount of the Effective Date Adjustments, as reflected on the Assumed Liabilities and Adjustments Closing Statement is greater than the Estimated Effective Date Adjustments Payment, Buyer shall pay such additional amount to the Representative for distribution to Sellers (based upon their respective Pro Rata Share). If the aggregate amount of the Effective Date Adjustments, as reflected on the Assumed Liabilities and Adjustments Closing Statement is less than the Estimated Effective Date Adjustments Payment, Sellers shall pay to Buyer such shortfall.

(ix) Any payment to be made by Sellers pursuant to Section 3.2(b)(vii) or (viii) shall be paid by Sellers in cash within ten calendar days after the date of receipt by Buyer and the Representative of the Assumed Liabilities Closing Statement as finally established pursuant to this Section 3.2. Any payment to be made by Buyer pursuant to Section 3.2(b)(vii) or (viii) shall be paid in cash within ten calendar days after the date of receipt by Buyer and the Representative of the Assumed Liabilities and Adjustments Closing Statement as finally established pursuant to this Section 3.2. If applicable, all payments shall be made to the Representative for distribution to Sellers on a pro rata basis in accordance with Schedule A.

Article IV Representations and Warranties of the Company and Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, the Company and Eureka, jointly and severally, and the other Sellers, severally and not jointly (based upon their respective Pro Rata Share), hereby make the following representations and warranties to Buyer, subject to qualification by the disclosure schedules. The Company has also delivered to Buyer (or has caused the delivery to Buyer of) disclosure schedules arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties. Any items listed or described on the disclosure schedules hereto shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)); provided, however, to the extent that the disclosure of an item is relevant and reasonably apparent on its face to apply to the disclosure required by any other Section, such item shall be deemed to be disclosed in such other Section whether or not an explicit cross-reference appears.

4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. The Company has all requisite power and authority, and all material Licenses and Permits, necessary to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.

4.2 Corporate Power. The Company has the requisite corporate power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party.

4.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each other agreement to which each of the Company and each Seller is a party, the sale of the Securities by Sellers and the consummation of the other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each of the Company, as applicable, and by the stockholders, board of directors and officers of each entity, as applicable. This Agreement has been duly executed and delivered by each of the Company and Sellers and, at the Closing, each of the other Transaction Documents will be duly executed and delivered by each of the Company and Sellers that is a party thereto. This Agreement is, and at the Closing each of the other agreements will be, a legal, valid and binding obligation of each of the Company and Sellers that is a party thereto, enforceable against the Company or such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

4.4 Subsidiaries. Schedule 4.4 sets forth a true, complete and correct list of all direct and indirect Subsidiaries of Parent setting forth, as to each such Subsidiary, its name, its state or other jurisdiction of incorporation or organization, the address of its principal executive offices, its federal and state Tax identification numbers, its stockholders and all states and other jurisdictions in which each such Subsidiary is duly qualified or licensed to conduct business as a foreign corporation or other entity. Except as set forth on Schedule 4.4, Parent does not own, directly or indirectly, any capital stock of any other Person. Immediately following the Closing, Buyer will own directly all of the issued and outstanding Securities of Parent, and Parent will own directly all of the issued and outstanding capital stock of PHCS.

4.5 Conflict with Other Instruments; Existing Defaults.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by each of the Company and Sellers of this Agreement and each other agreement, the sale and delivery of the Securities by Sellers and the consummation of the other transactions contemplated hereby and thereby do not and will not violate, or cause a default under, or give rise to a right of termination under, (i) the organizational documents of the Company, (ii) any Contract, or (iii) any applicable Laws.

(b) None of the Company or any Seller is (i) in default, breach or violation of its organizational documents, as in effect as of the date hereof, as applicable, or (ii) in default, breach or violation of (A) any Contract required to be disclosed on Schedule 4.10(a) to which it is a party or by which it or its assets is or may be bound, or (B) any applicable Laws, which default, breach or violation has had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, there does not exist any ‘default’ or ‘event of default’ (in each case as defined in any such agreement) or any default under any other credit or financing agreement to which any of the Company or its Subsidiaries is a party or by which any of its properties or assets are bound.

(c) There are no contractual restrictions or limitations which prohibit the sale by any Seller of the Securities to be sold hereunder, prohibit or restrict any merger, sale of assets or other event which could cause a change in control of the Company, or otherwise prohibit any other financings by the Company, including any public or private debt or equity financings.

4.6 Governmental and Other Third-Party Consents. Except as provided on Schedule 4.6, none of the Company or Sellers is required to obtain any consent from, or is required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other agreement, including the sale of the Securities to Buyer, or for the purpose of maintaining in full force and effect any Licenses and Permits. Except as provided on Schedule 4.6, all consents required to be obtained or made in connection with the execution, delivery and performance of this Agreement will at the Closing be in full force and effect. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such consent of any Governmental Authority may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

4.7 Capitalization; Title to Stock.

(a) Parent’s authorized capital stock consists of (i) 755,000 shares of common stock, par value $.0001 per share (“Common Stock”), and (ii) 245,000 shares of preferred stock, par value $.0001 per share, of which 245,000 shares are designated Series A Preferred Stock (“Series A Preferred Stock”). The issued and outstanding shares of Common Stock and Series A Preferred Stock are owned as set forth on Schedule A. All of the outstanding shares of capital stock of Parent are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or Contract binding upon Parent. Except as set forth on Schedule A, there are no outstanding (i) shares of capital stock or other voting securities of Parent, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of

Parent, (iii) options, warrants or other rights to acquire from Parent or obligations of Parent to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, or (iv) equity equivalent interests in the ownership or earnings of Parent or stock appreciation, phantom stock, right of first refusal, commitment or other similar rights. Except for the Stockholders Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of Parent’s capital stock. Parent is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of its capital stock. Except as set forth in Schedule A, all dividends or distributions on securities of Parent that have been declared or authorized prior to the date of this Agreement have been paid in full or accrued for in the Historical Financials.

(b) PHCS’s authorized capital stock consists of 1,000 shares of common stock, without par value per share, and 200 shares of nonvoting preferred stock, without par value per share, of which 500 shares are outstanding and owned by Parent. All of the outstanding shares of capital stock of PHCS are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or Contract binding upon PHCS. There are no outstanding (i) shares of capital stock or other voting securities of PHCS, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of PHCS, (iii) options, warrants or other rights to acquire from PHCS or obligations of PHCS to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PHCS, and (iv) equity equivalent interests in the ownership or earnings of PHCS or stock appreciation, phantom stock, right of first refusal, commitment or other similar rights. There are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of PHCS’s capital stock. PHCS is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of its capital stock. All dividends or distributions on securities of PHCS that have been declared or authorized prior to the date of this Agreement have been paid in full or accrued for in the Historical Financials.

(c) The Stock has been duly authorized and is validly issued, fully paid and non-assessable. Immediately following the Closing, Buyer will own directly 100% of the capital stock of Parent.

4.8 Financial Statements.

(a) The Company has delivered to Buyer copies of the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the “Historical Financials”):

(i) audited balance sheets of the Company as of December 31, 2005, 2004 and 2003, and statements of income and changes in stockholders’ equity and cash flows for each of the two years ended December 31, 2005 and 2004 and for the period of September 22, 2003 to December 31, 2003, audited by Mahoney Sabol & Company LLP, the accounting firm of the Company; and

(ii) unaudited consolidated financial statements of the Company consisting of a balance sheet as of June 30, 2006, and a statement of income for the six-month period then ended.

The Historical Financials (including, in each case, the related schedules and notes) fairly present the combined financial position of the Company as of the respective dates of such balance sheets and the results of operations of the Company for the respective periods covered by such statements of income and changes in stockholders’ equity, as the case may be, and have been prepared in accordance with GAAP other than, in respect of the unaudited financial statements, normal year-end adjustments (which are not material in amount) and the absence of notes.

(b) None of the Company, nor any of its officers, directors or, to the Knowledge of the Company, any of their respective Affiliates (i) is contemplating the filing of a petition under the Bankruptcy Laws with respect to the Company, or the liquidation of all or any major portion of its or their assets or properties, or (ii) is aware of any Person contemplating the filing of any petition against the Company or Subsidiary under the Bankruptcy Laws. The Company is not contemplating changing its business, as such business is being conducted on the date hereof.

4.9 Existing Indebtedness and Liens; Investments.

(a) Schedule 4.9(a) sets forth a true, correct and complete list, and describes, as of the date or dates indicated therein, as applicable: (i) all indebtedness for borrowed money and capital lease obligations of the Company, showing, as to each such indebtedness, the payee thereof, the total amount outstanding (by principal, interest and other amounts, if applicable) and the maturity date; (ii) all Liens (other than Permitted Liens) in respect of any property or assets of the Company, showing, as to each Lien, the name of the grantor and secured party, the indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien; (iii) all Investments of the Company; (iv) all UCC financing statements on file, naming the Company as a debtor, showing, as to each financing statement, the basis for the filing; and (v) a trade payables aging schedule for the Company.

(b) The Company does not have on the date hereof, or will not have on the Closing Date, (i) liabilities for Taxes, or (ii) forward or long-term commitments outside the Company’s ordinary course of business or inconsistent with the Company’s historical practices.

4.10 Contracts.

(a) Schedule 4.10(a) sets forth a true, correct and complete list of all Contracts, commitments, licenses, agreements, obligations or binding arrangements, whether oral or written, to which the Company is a party or to which any of its assets or properties is bound:

(i) under which the Company is indemnified for or against any liability under which the Company is or could be obligated to indemnify any Person;

(ii) under which the Company leases personal property from or to third parties under capitalized leases per annum or under operating leases, in each case involving payments by the Company in excess of $10,000 per annum;

(iii) for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year or (B) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person, in each case involving payments by or to the Company in excess of $10,000 per annum;

(iv) (A) granting representation, marketing or distribution rights or (B) relating to Company Intellectual Property (including license, development or similar agreements);

(v) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money;

(vi) establishing or maintaining any partnership, joint venture or strategic alliance;

(vii) under which there is or may be imposed a security interest or other Lien, other than a Permitted Lien, on any of its assets, whether tangible or intangible (other than security interests or Liens granted in favor of Buyer);

(viii) concerning any confidentiality or non-solicitation obligations entered into outside the ordinary course of business;

(ix) under which the Company is restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person;

(x) with officers, directors, employees or consultants of the Company, in each case involving payments by the Company in excess of $10,000 per annum;

(xi) involving any Affiliates of the Company;

(xii) under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xiii) under which the Company will (A) receive aggregate payments from customers, (B) make aggregate payments to vendors or other suppliers or (C) make or receive aggregate payments to or from any other Persons, in each case in excess of $25,000 per annum; and

(xiv) not entered into in the ordinary course of business and not otherwise disclosed on Schedule 4.10(a) in response to any of the foregoing clauses.

The Company have delivered to Buyer true, correct and complete copies of each Contract in existence as of the date hereof.

(b) Except as disclosed on Schedule 4.10(b), each Contract existing as of the date hereof is a legal, valid and binding obligation of the Company that are party thereto, on the one hand, and the other parties thereto, on the other hand, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and is in full force and effect. The Company and, to the Knowledge of the Company, each other party to each Contract existing as of the date hereof is in compliance with the terms of such Contract in all material respects, and no material default or event of default by the Company or any other party thereto exists thereunder.

4.11 Accounts Receivable. All accounts receivable of the Company (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company as the obligor with respect thereto (and if any such accounts receivable is not legal, valid and binding obligations of such Persons, the appropriate Company has established reserves therefor, which reserves are adequate in accordance with GAAP), (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, and (c) are not subject to discount, rebate, off-set, return privilege (other than in the ordinary course of business consistent with past practice) or claim (other than as reflected in the reserves taken in recording the accounts receivable on the books of the Company, which reserves are adequate in accordance with GAAP). Notwithstanding the foregoing, this Section 4.11 shall not constitute a guarantee of collectibility with respect to any of the accounts receivable.

4.12 Labor Relations; Employees.

(a) Labor Matters. The Company is not a party to any labor contract, collective bargaining agreement, Contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates the Company to compensate the Company’s employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the Knowledge of the Company, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between the Company and any present or former employee(s) of the Company. Except as set forth on Schedule 4.12, there is no pending or, to the Knowledge of the Company, threatened suit, action, investigation or claim between the Company and any present or former employee(s) of the Company. There has not been any labor union organizing activity at any location of the Company, or elsewhere, with respect to the Company’s employees within the last three years. The Company and each Subsidiary has complied in all respects with immigration and naturalization laws in connection with the employment of its work force. Except as set forth on Schedule 4.12, no person or party (including, without limitation, any Governmental Authority) has asserted, or, to the Knowledge of the Company, has threatened to assert, any claim or any action or proceeding, against the Company (or to the Knowledge of the Company has asserted or threatened to assert any claim or any action or proceeding against any officer, director, employee, agent or shareholders of the Company) relating to the Company’s employees or former employees and arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(b) Schedule 4.12(b) hereto sets forth: (i) a complete list of all of the Company’s employees, and rates of pay, (ii) a description of any and all fringe benefits and personnel policies, (iii) the employment dates and job titles of each such person, (iv) categorization of each such person as a full-time or part-time employee of the Company, and (v) whether any such person has an employment agreement. Except as set forth on Schedule 4.12(b), the Company has no employment agreements with its employees and all such employees are employed on an at “at will” basis. All Persons with whom the Company has engaged as independent contractors are properly classified as independent contractors for Tax purposes.

(c) Schedule 4.12(c) sets forth a true, correct and complete list of all written employment Contracts or agreements, independent contractor or consulting agreements and sales representative agreements, change of control agreements and employee-related non-competition and non-solicitation agreements to which the Company is a party. The Company has previously delivered to Buyer true, correct and complete copies of all such agreements, including all amendments thereto. Neither the Company nor, to the Knowledge of the Company, any other Person that is a party to any such agreement, is in breach of, or in default with respect to, any of its material obligations thereunder, nor is the Company aware of any facts or circumstances which might give rise to any breach or default thereunder which has had, or would reasonably be expected to have, a Material Adverse Effect.

4.13 Employee Benefit Plans; ERISA. For purposes of this Section 4.13, the term ‘Company’ shall also refer to any ERISA Affiliate.

(a) Schedule 4.13 contains an accurate and complete list of all Employee Plans, accurate and complete copies of which have been delivered to Buyer.

(b) The Company has not maintained or contributed to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) at any time, nor has the Company had any actual or potential liability with respect to any defined benefit plan at any time.

(c) The Company has not maintained or contributed to, nor has the Company had any actual or potential liability with respect to any Employee Plan maintained outside of the United States.

(d) The Company is not a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code) or (iv) any entity required to be aggregated with Sellers under Section 414(o) of the Code.

(e) Except as set forth on Schedule 4.13, the Company has not, since September 22, 2003, maintained any Employee Plan (other than an Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to employees or former employees following their termination of service with the Company (other than as required pursuant to Section 601 of ERISA or pursuant to COBRA). Each Employee Plan that is subject to the requirements of Section 601 of ERISA has been operated in accordance therewith.

(f) Except as set forth on Schedule 4.13, no individual will accrue or receive additional benefits, credit for service or accelerated rights to payments of benefits as a direct result of the transactions contemplated by this Agreement, except as set forth in Schedule 4.13.

(g) No liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of the Company, threatened by or against any Employee Plan or the Company with respect to any Employee Plan (other than for benefits payable in the ordinary course).

(h) To the Knowledge of the Company, no Employee Plan-related trust owns any securities in violation of Section 407 of ERISA.

(i) No Employee Plan that is a “welfare plan” (within the meaning of Section 3(1) of ERISA) provides any benefit to retired or former employees of the Company, other than as required by COBRA.

(j) Schedule 4.13 sets forth each ex-employee of the Company utilizing or eligible to utilize COBRA as of the date hereof. Each Employee Plan that is a group health plan is subject to COBRA and the requirements of COBRA have been met with respect to each such Employee Plan.

(k) The Company has no liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to (i) any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or (ii) any Employee Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and the regulations promulgated thereunder).

(l) Except as set forth on Schedule 4.13, full payment has been made of all amounts which the Company was required under the terms of each Employee Plan to have paid as contributions to such Employee Plan on or prior to the date hereof (excluding any amounts not yet due), and no Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(m) Except as set forth on Schedule 4.13, each Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded, operated and administered in compliance in all material respects in accordance with its terms and with all applicable laws and regulations, including, but not limited to, ERISA and the Code.

(n) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust forming a part thereof, has received an opinion with respect to the form of such Employee Plan from the Internal Revenue Service as to the qualification under the Code of such Employee Plan and the Tax-exempt status of such related trust, and, to the Knowledge of the Company, no event has occurred, and no condition exists, since the date of such opinion that has adversely affected, or would be reasonably expected to adversely affect, the qualification of such Employee Plan or the Tax-exempt status of such related trust.

(o) Neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e) (2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Employee Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code.

(p) With, respect to each Employee Plan, the Company has delivered or caused to be delivered to Buyer and its counsel true and complete copies of the following documents, as applicable to each respective Employee Plan: (i) all Employee Plan documents, with all amendments thereto; (ii) the current summary plan description, with any applicable summaries of material modifications thereto, as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing the Employee Plan’s funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the most recently prepared financial statements; and (vii) all material related contracts, including, without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

(q) No amounts payable under any Benefit Plan will fail to be deductible for federal income tax purposes by virtue of Sections 162(m) and 280G of the Code.

(r) Each Benefit Plan that is a ‘nonqualified deferred compensation plan’ (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and Internal Revenue Service Notice 2005-1 (collectively “Section 409A”). No Benefit Plan that is a ‘nonqualified deferred compensation plan’ has been materially modified within the meaning of Section 409A. No event has occurred that would be treated under Section 409A as a transfer of property for purposes of Section 83 of the Code. No equity-based compensation arrangement or award granted under any Benefit Plan is considered ‘deferred compensation’ within the meaning of Section 409A.

4.14 Taxes.

(a) Since September 22, 2003, each of Parent and PHCS has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Parent or PHCS (whether or not shown on any Tax Return) have been paid. Neither Parent nor PHCS currently is the beneficiary of any extension of time within which to file any Tax Return. Since September 22, 2003, no claim has been made by an authority in a jurisdiction where Parent or PHCS does not file Tax Returns that Parent or PHCS is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or PHCS.

(b) Each of Parent and PHCS has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Seller or director or officer (or employee responsible for Tax matters) of Parent or PHCS expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Parent or PHCS. Neither Parent nor PHCS has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Parent or PHCS have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Parent or PHCS. Schedule 4.14(c) set forth a list of all federal, state, local, and foreign income Tax Returns filed with respect to any of Parent or PHCS (including copies of Tax Returns for each flow-through entity in which Parent or PHCS was a member or partner) for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Parent or PHCS filed or received since September 22, 2003 (including copies of Tax Returns for each flow-through entity in which Parent or PHCS was a member or partner).

(d) Neither Parent nor PHCS has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Parent nor PHCS is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). Neither Parent nor PHCS has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of Parent and PHCS have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither Parent nor PHCS is a party to or bound by any Tax allocation or sharing agreement as of the Closing Date. Neither Parent nor PHCS (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any Liability for the Taxes of any Person (other than Parent or PHCS) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Schedule 4.14(f) sets forth the following information with respect to each of Parent and PHCS as of the most recent practicable date: (A) the basis of Parent or PHCS in its assets, including related depreciation schedules; (B) the basis of Parent in its stock (or the amount of any excess loss account) of PHCS; (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Parent or PHCS; and (D) the amount of an deferred gain or loss allocable to Parent or PHCS arising out of any intercompany transaction.

(g) The unpaid Taxes of Parent and PHCS (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Parent and PHCS in filing their Tax Returns. Since the date of the Latest Balance Sheet, neither Parent nor PHCS has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Neither Parent nor PHCS will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Date; or (v) prepaid amount received on or prior to the Effective Date.

(i) Neither Parent nor PHCS has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

4.15 Litigation. Schedule 4.15 sets forth a true, complete and correct list of all actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority for any period since September 22, 2003 that existed (regardless of whether settled), or that is pending or, to the Knowledge of the Company, threatened, against, relating to or affecting the Company, or any officer, director or employee thereof in his or her capacity as such, or any of its or their respective assets, properties or businesses, and which involve a monetary claim or claims in excess of $10,000 or injunctive or other equitable relief. Schedule 4.15 sets forth, as to each matter identified therein, the names of the parties thereto, the forum for such matter, a summary of the details of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect. Except as set forth on Schedule 4.15:

(a) To the Knowledge of the Company, there is not in effect any order, judgment, decree, injunction or ruling of any Governmental Authority against, relating to or affecting the Company, or any officer, director or employee thereof in his or her capacity as such, enjoining, barring, suspending, prohibiting or otherwise limiting the same from conducting or engaging in any aspect of the business of the Company, or requiring the Company or any such officer, director or employee to take certain action with respect to any aspect of its or their business;

(b) The Company is not in default under any order, judgment, decree, injunction or ruling of any Governmental Authority respecting the Company, and the Company is not subject to or a party to any order, judgment, decree or ruling arising out of any action, suit or proceeding under any applicable Laws respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters; and

(c) There is no action, suit, arbitration or other proceeding, investigation or inquiry pending or, to the Knowledge of the Company, threatened, before any Governmental Authority which questions the validity of this Agreement or any other agreement, or any actions taken or to be taken pursuant hereto or thereto, or which could, individually or in the aggregate, have a Material Adverse Effect.

4.16 Transactions with Affiliates.

(a) Except as set forth on Schedule 4.16, there is no indebtedness owing by the Company to any of its Affiliates or by any Affiliate of the Company to the Company.

(b) Except as set forth on Schedule 4.16, other than as contemplated in this Agreement, immediately following the Closing Date:

(i) the Company will not be indebted, directly or indirectly, to any of its own officers, directors, stockholders or employees, or the officers, directors, managers, members, partners, stockholders or employees of its Affiliates, or to any members of the immediate families of such officers, directors, managers, members, partners, stockholders or employees except for, in the case of officers, directors or employees, compensation payable in the ordinary course of business and reasonable advances accrued in the ordinary course of business consistent with past practices;

(ii) no officer, director, stockholder or employee of the Company, and no members of their immediate families, will (A) be indebted to the Company in any amount whatsoever or (B) to the Knowledge of the Company, and except as may be permitted by Section 7.6(a) of this Agreement, have any direct or indirect ownership interests exceeding five percent in any Person which competes, directly or indirectly, with the Company; and

(iii) there are no voting or similar agreements between or among the stockholders of the Company.

(c) Except for the matters set forth on Schedule 4.13 or Schedule 4.12(c), no officer, director, stockholder or employee of the Company, and no member, or Affiliate of a member, or the immediate families of any of the foregoing, has any direct or indirect interest in any Contract to which the Company is a party.

(d) The Company is not a party to any agreement relating to the voting or disposition of the capital stock of any other Company.

(e) The Company does not have any outstanding loan or advance of funds to any of its Affiliates’ officers, directors, employees, members, managers, partners or stockholders, or to any member of the immediate families of any of the foregoing.

4.17 Federal Health Care Program and Third-Party Payor Participation.

(a) The Company participates in the federal health care programs (the “Programs”) and has contractual arrangements with certain third party payors as listed on Schedule 4.17(a). A list of its existing Program provider agreements, including Medicare and Medicaid provider and supplier agreements, pertaining to the Business or, if such contracts do not exist, other documentation evidencing such participation (collectively, the “Program Agreements”) are set forth on Schedule 4.17(a), current, correct and complete copies of which have been delivered to Buyer.

(b) The Company has contractual arrangements with certain third party payors. A list of its existing contracts with third party payor Contract(s) pertaining to the Business are set forth on Schedule 4.17(b), current, correct and complete copies of which have been delivered to Buyer.

(c) All of the Program Agreements and third party payor Contracts referred to in Sections 4.17(a) and 4.17(b) above constitute legal, valid, binding and enforceable obligations between the parties thereto, and are in full force and effect, and except as set forth on Schedule 4.5, no notice of or consent to the assignment of such contracts is required to transfer such agreements to Buyer or its designee (but only to the extent that this Agreement contemplates the assignment thereof), and after the Closing, such Program Agreements and third party payor Contracts will continue to constitute legal, valid, binding and enforceable obligations against the parties thereto.

(d) To the Knowledge of the Company, no party to such Program Agreements or third party payor Contracts is in Default thereunder.

(e) The Company is in compliance with rules and policies respecting each Program Agreement and third party payor Contract, including all certification, billing, reimbursement and documentation requirements, except where the failure to comply would not be reasonably expected to have a Material Adverse Effect, and there is no pending, or, to the Knowledge of the Company, threatened revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any of the Company’s Program Agreements or third party payor Contracts.

4.18 Health Care Regulatory Litigation. Except as set forth on Schedule 4.18,

(a) There is no threatened or pending exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting the Company’s participation or enrollment in the Programs. The Company is not currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), nor, to the Knowledge of the Company, is there any reasonable grounds to anticipate the commencement of any investigation, inquiry or proceeding by any Governmental Authority, and no notice of any violation, asserted deficiency, or other irregularity has been received by the Company from any Governmental Authority (or any Governmental Authority’s designated agent or agents) that would directly or indirectly, or with the passage of time:

(i) affect Buyer’s ability to treat patients, furnish, claim, bill and receive reimbursement relative to health care products or services rendered to patients or health care professionals, providers or suppliers, or

(ii) result in the imposition of any fine, sanction, or lower reimbursement rate for items or services furnished by the Company.

(b) There are no current, pending or outstanding Medicaid, Medicare or other reimbursement audits relating to the Company.

(c) There is no current or pending payment or reimbursement withholding, recoupment or suspension relative to the Company or to the health care items or services furnished by the Company.

4.19 Compliance with Health Care Laws.

(a) To the Knowledge of the Company, none of the Company nor, to the Knowledge of the Company, any of its respective officers, directors, or managing employees has engaged in any activities which are prohibited under federal Medicare and Medicaid Statutes, including 42 U.S.C. sect. 1395, 1320a-7, 1320a-7(a) and 1320a-7(b), or the regulations promulgated pursuant to such Laws, including the following:

(i) making or causing to be made a false statement or representation of a material fact in any application for benefit or payment;

(ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or other state health care program that is for an item or service that is known or should be known to be (A) not provided as claimed, or (B) false or fraudulent;

(iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with intent to fraudulently secure such benefit or payment;

(v) offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or the arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program; or

(vi) making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements therein not misleading) of a material fact with respect to (A) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or other state health care program certification, or (B) information required to be provided under sect. 1124A of the Social Security Act (42 U.S.C. sect. 1320a-3).

(b) Without limiting the generality of Section 4.19(a) above, the Company is now and, since September 22, 2003, has been in material compliance with all applicable Laws, conditions of enrollment and participation, reimbursement and billing requirements, accreditation standards and requirements of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration) and other Governmental Authorities having health care regulatory jurisdiction over the Company (including all manual provisions and requirements pertaining to coverage, certification, reimbursement and payment), and any agent thereof (collectively, the “Health Care Laws”), and the Company has timely filed all reports, data and other information required to be filed with such Governmental Authorities. Except as set forth on Schedule 4.19(b), the Company has not entered into or been subject to any judgment, consent, decree, compliance order or administrative order or received from any governmental or regulatory authority any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim. All Contracts of the Company comply in all material respects with the Health Care Laws.

(c) The Company and each employee of the Company who provides any medical services (collectively, the “Health Care Providers”), to the extent required, is licensed under the applicable Laws of their state and, to the Knowledge of the Company, each Health Care Provider has complied with all Laws relating to the rendering of health care services. To the Knowledge of the Company, no Health Care Provider, during his or her employment by the Company, has:

(i) had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status suspended, relinquished, terminated or revoked;

(ii) been reprimanded, sanctioned or disciplined by any licensing board or any Federal, state, or local regulatory body, governmental authority, third-party payor or specialty board; or

(iii) had a final judgment or settlement entered against him or her in connection with a malpractice or similar action.

(d) To the Knowledge of the Company, none of the Contracts and no activity of the Company violate provisions of applicable state Law relating to the corporate practice of medicine.

(e) All healthcare reports, plans and filings of any nature required to be filed by the Company with any Governmental Authorities and any third party payors have been properly completed. Each such report, plan and filing contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect.

(f) HIPAA Requirements. The Company has complied with the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d (“HIPAA”) and any regulations promulgated thereunder, including without limitation, the federal privacy regulations as contained in 45 C.F.R. Part 164 (the “Federal Privacy Regulations”), the federal security standards as contained in 45 C.F.R. Part 142 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.” The Company has not used or disclosed any Protected Health Information, as defined in 45 C.F.R. § 164.504, or Individually Identifiable Health Information, as defined in 42 U.S.C. § 1320d, other than as permitted by HIPAA requirements and the terms of this Agreement. The Company has made its internal practices, books and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations. In addition, with respect to all periods prior to the Closing Date, the Company has complied with the retention of Medical Records and the other requirements set forth in Section 6.7.

(g) Stark. None of the Company nor any of its respective officers, directors, or, to the Knowledge of the Company, its managing employees has entered into any arrangements, financial relationships, or ownership of any health care entity that furnishes any “designated health service” with any individual physician, physician practice, group practice or physician management group that is prohibited by 42 U.S.C. §1395nn, The Ethics in Patient Referrals Act, (commonly known as “Stark I and II” ) or the regulations promulgated pursuant to such Laws.

4.20 Personal Property. Except as set forth on Schedule 4.20, the Company has good and marketable title to its assets (other than real property, which is covered in Section 4.21 and other than personal property which is leased) free and clear of all Liens other than Permitted Liens. The Company’s machinery, equipment, vehicles and other tangible assets have been maintained in good working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business as presently conducted. The assets reflected on the Latest Balance Sheet constitute all of the assets, properties and other rights used in the conduct of the Business except for those assets acquired or disposed of in the ordinary course of business subsequent to the date of the Latest Balance Sheet. Except as set forth on Schedule 4.20, the Company owns or properly leases all the assets necessary to and currently utilized in the operation of the Business. No Seller owns any of the assets currently utilized in the Business.

4.21 Real Property.

(a) Schedule 4.21 sets forth a true, correct and complete list of all real property leases, subleases or licenses pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee, in each case as amended through the date hereof, which list includes the street address, the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, or with respect to which a Company has guarantied the obligations of any other Person, and the term thereof (referencing applicable extension or renewal periods, the rent payment terms, maximum potential exposure and the current use). The Company has delivered to Buyer true, correct and complete copies of each such lease, sublease or license. The real property interests described or listed on Schedule 4.21 (the “Company Properties”) constitutes all of the interests in real property leased or otherwise held for use by the Company. The Company does not own any real property.

(b) Each lease of premises utilized by the Company or in connection with the Business is legal, valid and binding in all material respects, as between the Company and the other party or parties thereto, and the Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company and, to the Knowledge of the Company, free of any material default or breach on the part of the lessors thereunder, and quietly enjoys the premises provided for therein.

(c) Except as set forth on Schedule 4.21, no consent of any Person to any lease, sublease, license or mortgage is required in connection with the consummation of the transactions contemplated by this Agreement, the other agreements or the sale of the Securities, and no such event shall be prohibited by, or shall constitute a default under, any such lease, sublease, license or mortgage.

(d) Except as set forth in Schedule 4.21, there are no eminent domain proceedings pending or, to the Knowledge of the Company, threatened against any Company Property. There are no pending or, to the Knowledge of the Company, contemplated, zoning changes, “floor area ratio” changes, variances, special zoning exceptions, conditions or agreements which have or would reasonably be expected to have a Material Adverse Effect. Public utilities currently serve all utility requirements necessary for the current use of all Company Property. All of the Company Properties are currently zoned in the zoning category which permits operation of such properties as now used, operated and maintained for the operation of the Business, and none of such Company Properties nor its respective use is in violation of any local governmental rule, ordinance, regulation or building code.

4.22 Environmental Matters. Except as set forth in Schedule 4.22:

(a) the operations of the Company are in compliance with all applicable Environmental Laws and all Licenses and Permits issued pursuant to the Environmental Laws or otherwise;

(b) the Company has obtained all Licenses and Permits required to operate its business in compliance with all applicable Environmental Laws;

(c) the operations of the Company have not resulted in Releases of Hazardous Material into the environment;

(d) the Company is not the subject of any outstanding order or Contract, nor, to the Knowledge of the Company, is it threatened to be the subject of any order or Contract, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material;

(e) the Company has not received any written communication alleging that the Company may be in violation of any Environmental Law or any License or Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(f) there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which alleges any liability or other obligation pursuant to any Environmental Law;

(g) to the Knowledge of the Company, there is not located at any property owned, operated or leased by the Company any (i) current or former underground storage tanks, (ii) equipment containing polychlorinated biphenyls, (iii) asbestos-containing materials or structural asbestos, which is damaged and, in its present condition, poses an unreasonable risk of harm to employees or the general public, or (iv) equipment which contains ozone depleting substances; and

(h) the Company has timely filed, and delivered copies of such filings to Buyer, all reports and filings required to be made pursuant to applicable Environmental Laws, or any Licenses or Permits issued pursuant to Environmental Laws, by the Company.

4.23 Intellectual Property.

(a) The Company owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications (subject to scope of the Company’s rights, in both source code and object code form), tangible or intangible proprietary information or material and other intellectual property that are currently used in, or material to, its or their business (the “Company Intellectual Property”). Schedule 4.23 contains a true, correct and complete list of (i) all registered patents, trademarks, trade names, service marks, and copyrights owned, used or licensed by the Company, (ii) the registration number, date of registration and jurisdiction of registration thereof, (iii) the name of the registered owner and, if different, the user or users thereof, and (iv) any applications for any of the foregoing.

(b) The Company has provided to Buyer (i) true, correct and complete copies of all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks owned by the Company and included in the Company Intellectual Property, including the jurisdictions in which each such intellectual property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property, and (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software, or any other third party intellectual property (“Third Party Intellectual Property Rights”) which are or are presently expected to be incorporated in, or are or expected to form a part of any existing or proposed Company product, or which are or are presently expected to be utilized in the development, modification or support of any existing or proposed Company product.

(c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, any trade secret material to the Company, or any Third Party Intellectual Property Right to the extent licensed by or through the Company, by any third party. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

(d) The Company is not, and will not be as a result of the execution and delivery of this Agreement or any other agreement or the performance of its obligations hereunder and thereunder, in breach of any Contract, license or other agreement material to the Company Intellectual Property or Third Party Intellectual Property Rights.

(e) To the Knowledge of the Company, all patents, registered trademarks, service marks and registered copyrights held by the Company are validly issued and presently subsisting. Except as set forth on Schedule 4.23, since September 22, 2003, the Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary or intellectual property right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. To the Knowledge of the Company, the provision of services by the Company as currently conducted and proposed to be conducted do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) The Company has taken commercially reasonable steps which it believes to be sufficient to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, or patent applications or copyright. All use, disclosure or appropriation by the Company of such intellectual property owned by the Company or by a third party has been pursuant to written agreements between the Company and such third party, except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect. All use, disclosure or appropriation of such intellectual property not owned by the Company has been pursuant to written agreements between the Company and the owner of such intellectual property, or is otherwise lawful.

4.24 Nature of Business. The Company is engaged only in the Business described in Recital A and activities reasonably incidental thereto.

4.25 Powers of Attorney. There are no outstanding powers of attorney in effect with respect to any Seller or the Company.

4.26 Insurance.

(a) Schedule 4.26 identifies each of the policies of insurance currently maintained by, or on behalf of, the Company, its business and properties (including workers’ compensation insurance), setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage and the expiration dates thereof. The Company is not in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. The Company and, to the Knowledge of the Company, the Company’s officers, directors, stockholders, employees, insurance managers and risk managers, have not failed to give any notice or to present any material claim under any such policy in a due and timely fashion. Such policies are in full force and effect on the date hereof and will continue to be kept in full force and effect on substantially equivalent terms, except to the extent policies expire and are replaced in the ordinary course of business with policies on substantially equivalent terms. All premiums due under the policies identified on Schedule 4.26 have been paid except as otherwise disclosed on such schedule, and the Company has not been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default thereunder.

(b) Except as set forth on Schedule 4.26, the Company has not been issued or has not received any notice that any insurer under any policy referred to on Schedule 4.26 is denying liability with respect to a claim in excess of $25,000 thereunder or defending under a reservation of rights clause. Schedule 4.26 also sets forth all claims made by the Company under such policies since September 22, 2003.

4.27 Business Relationships. The Company has not received any notice with respect to any actual or threatened termination or cancellation of the business relationship between the Company, on the one hand, and any vendor, distributor, supplier or customer, on the other hand.

4.28 Personal Property Leases.

(a) Schedule 4.28(a) sets forth a true, correct and complete list of all agreements (or group of related agreements) to which the Company is a party for the lease of personal property which involve rental payments of at least $10,000 per annum, including, with respect to each such lease, the name of the lessor and the lessee, the type of lease (whether operating, capital or otherwise), a description of the leased property, the monthly rental payments due and the lease term and/or expiration date. The Company is not in default with respect to, and is not overdue in payment of, any amounts owing under any lease agreement disclosed on Schedule 4.28(a). True and complete copies of all agreements set forth on Schedule 4.28(a) have been delivered to Buyer.

(b) Schedule 4.28(b) sets forth a true, correct and complete list of all leases of personal property which involve rental payments of at least $10,000 per annum to which the Company is a party that are properly characterized as operating leases under GAAP.

4.29 Solvency. The Company is, and immediately following the consummation of the transactions contemplated by this Agreement and other agreements, will be, Solvent. The Company will not, by virtue of the consummation of the transactions contemplated hereby or by any other agreement, incur debts that will be beyond its ability to pay as they mature. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement or any other agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

4.30 Inventories. All inventories carried by the Company reflected in the audited Financial Statements or the Latest Balance Sheet are, and, as of the Closing Date, will be, valued at the lower of cost or market (determined using the first-in, first-out method), in accordance with GAAP. To the Knowledge of the Company, the Company has adequate obsolescence reserves to cover inventory items that have a market value lower than cost. Except to the extent of inventory reserves reflected in the Financial Statements, to the Knowledge of the Company, the items included in such inventories are normal items of inventory carried by the Company, and are current, suitable and merchantable at customary prices for the filling of orders in the normal course of business, and are not obsolete, damaged, defective or slow moving. The Company has all right, title and interest in the inventories reflected in the Financial Statements (except to the extent they have been sold in the ordinary course of business since the date thereof).

4.31 Depository and Other Accounts. Schedule 4.31 sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which the Company maintains (or has caused to be maintained) deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company is deposited from time to time. Such Schedule 4.31 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the account number, the contact person at such depository and his or her telephone number.

4.32 Books and Records. The minute books and similar records of the Company (a) contain true and complete records of all actions taken at any meeting of the Company’s stockholders, directors, or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting.

4.33 Brokers; Certain Expenses. Except for Ewing Bemiss & Co., none of the Company nor any of its Affiliates has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other agreement, or any of the transactions contemplated hereby or thereby. The Company is not bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any recapitalization, issuance of debt or equity securities or other capital or financing transactions involving the Company that would operate to restrict or prevent the Closing. Any fees or commissions due to any broker, finder, investment banker or other intermediary retained by the Company shall be for the sole account of the Company or Affiliate, as the case may be, and Buyer shall not have any liability with respect thereto.

4.34 Compliance with Laws. Except as set forth on Schedule 4.34, the Company is, and has since September 22, 2003, has conducted the Business (i) in compliance with all applicable Laws in all material respects, and (ii) in all material respects in accordance with all injunctions, judgments, orders, decrees, writs and rulings of all Governmental Authorities (and all bodies, agencies and authorities thereof) to which the Company is a party. Except as set forth on Schedule 4.34, no investigation or review by any Governmental Authority with respect to the Company is pending or filed or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

4.35 Interim Changes. Except as set forth on Schedule 4.35, since April 30, 2006, there has been no:

(a) change in the condition, financial or otherwise, of the Company, which had, or would reasonably be expected to have, a Material Adverse Effect;

(b) material loss, damage or destruction of or to any of the Company’s assets, whether or not covered by insurance;

(c) sale, lease, transfer or other disposition by the Company of, or mortgages or pledges of or the imposition of any Lien (other than Permitted Liens) on, any portion of the Company’s assets;

(d) increase in the compensation payable by the Company to employees, directors, independent contractors or consultants, any change to any of the Benefit Plans set forth on Schedule 4.13, or institution of any new Benefit Plan, other than such increases in compensation made in the ordinary course of business;

(e) adjustment or write-off of accounts receivable or any material change in the collection, payment or credit experience or practices of the Company, other than in the ordinary course of business;

(f) change in the Tax or cash basis accounting methods or practices employed by the Company or change in depreciation or amortization policies;

(g) issuance or sale by the Company, or any Contract entered into by the Company for the issuance or sale, of any shares of Stock or securities convertible into or exchangeable for Stock of the Company;

(h) payment by the Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure;

(i) merger, consolidation or similar transaction involving the Company;

(j) strike, work stoppage or other labor dispute adversely affecting the Business;

(k) termination, waiver or cancellation of any material rights or claims of the Company, under any Contract or otherwise;

(l) incurrence of indebtedness, other than in the ordinary course of business;

(m) new Contract (or amendment to any existing Contract) obligating the Company to purchase goods or services, or any amendment or termination of any Contract or license relating to the Business or any waiver of material claims or rights of the Company against third parties, other than in the ordinary course of business;

(n) agreement, arrangement or transaction between the Company and any Affiliate of the Company;

(o) creation of any new employment or consulting positions or the hiring of any personnel for such positions with an annual salary in excess of $30,000; or

(p) binding commitment with respect to any of the foregoing.

4.36 No Omissions or Misstatements. None of the information included in this Agreement and the disclosure schedules hereto contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

Article V Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, each Seller, severally and not jointly (based upon their respective Pro Rata Share), hereby represents and warrants to Buyer, with respect to such Seller only, as follows:

5.1 Organization of Certain Entity Sellers.

(a) Eureka represents and warrants that it is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

(b) Bulich Investments, LLC represents and warrants that it is a limited liability company duly organized and validly existing under the laws of the State of Colorado.

5.2 Ownership of Stock. Such Seller is the beneficial and record owner of the Securities identified next to such Seller’s name on Schedule A hereto, free and clear of any Liens. Such Seller has the requisite right, power and authority to transfer the Securities owned by such Seller, and there are no agreements restricting the transfer by such Seller of, or affecting the rights of, such Seller’s Securities other than as set forth in the Stockholders Agreement and under applicable securities laws.

5.3 Authorization of Transaction. Such Seller has the legal capacity, in the case of an individual, and the requisite power and authority, in the case of an entity, to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and all documents and agreements necessary to give effect to the provisions of this Agreement and to perform its obligations hereunder and thereunder. Each Seller has, to the extent necessary, duly and validly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party. All actions or proceedings necessary to be taken by or on the part of such Seller to authorize and permit the due and valid execution and delivery by such Seller of this Agreement, the other Transaction Documents to which such Seller is a party and all other agreements and documents executed by such Seller in connection herewith and therewith, the performance by such Seller of its respective obligations hereunder and thereunder, and the consummation by such Seller of the portions of the transactions to which it is a party contemplated hereby and thereby have been taken or will be taken on or prior to the Closing Date. No other action, consent or approval on the part of such Seller is necessary to authorize such Seller’s due and valid execution, delivery and consummation of this Agreement, the Transaction Documents to which it is a party and all other agreements and documents executed in connection herewith and therewith. This Agreement and the other Transaction Documents to which it is a party and all other agreements and documents executed by such Seller in connection herewith and therewith constitute the valid and legally binding obligations of such Seller, enforceable in accordance with their respective terms and conditions; provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

5.4 Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

5.5 No Conflict or Violation. Except as set forth in Schedule 5.5, neither the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in:

(a) a violation of or a conflict with any provision of any organizational documents of such Seller;

(b) a breach of, or a default under, any term or provision of, any Contract to which such Seller is a party or by which its assets are bound, which breach or default could reasonably be expected to have a material adverse effect upon such Seller’s obligations under this Agreement; or

(c) a violation by such Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation could reasonably be expected to have a material adverse effect upon such Seller’s obligations under this Agreement.

5.6 Consents and Approvals. Except as set forth in Schedule 5.6, no consent, approval or authorization of, or declaration, filing or registration with, any court or tribunal, or administrative, governmental or regulatory authority, or any other Person or entity, is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.

5.7 Litigation. There is no action, proceeding or investigation pending to which such Seller is a party or, to such Seller’s actual knowledge, threatened, against such Seller, which questions the validity of this Agreement or impairs the ability of such Seller to consummate the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which it is a party.

Article VI Representations and Warranties of Buyer

As a material inducement to the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Sellers, as follows:

6.1 Organization. Buyer is a corporation formed and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and each other agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

6.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and of each of the other agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action taken on the part of Buyer.

6.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Buyer. This Agreement is, and at the time of the Closing each of the other agreements to which Buyer is a party will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

6.4 No Violation. The execution, delivery and performance by Buyer of this Agreement and each of the other agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not violate and will not cause a default under (a) the organizational documents of Buyer as in effect on the date hereof, (b) any material applicable Laws, or (c) any material indenture, mortgage, lease, agreement or instrument to which Buyer is a party.

6.5 Governmental and Other Third-Party Consents. Except for consents that have already been obtained or made, Buyer is not required to obtain any material consent from, and is not required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other agreement. Each of the consents which have been obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other agreement is in full force and effect.

6.6 Brokers; Certain Expenses. Buyer has not paid and is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other agreement or any of the transactions contemplated hereby or thereby for which any Seller could become liable or obligated.

6.7 Medical Records. Buyer agrees that following the Closing Date, Buyer shall cause the Company to retain custody of the medical records for those patients treated by of the Company prior to the Closing Date (“Medical Records”) for a period of seven (7) years and until one year after a minor patient reaches the age of eighteen years or as required by the laws, rules and regulations of the applicable jurisdiction. Following the Closing Date, the Company shall remain the custodian of such Medical Records for all purposes and the storage of such Medical Records shall remain the sole responsibility of the Company.

(a) Retention of Medical Records by Buyer. Following the Closing, Buyer shall cause the Company, as custodian of the Medical Records, to accept, retain and store such medical records in accordance with all legal and ethical requirements, including, but not limited to the New York Public Health Law, the New York Education Law and Connecticut Public Health Code.

(b) HIPAA. Buyer acknowledges that the Company is a Covered Entity as defined under, and is required to comply with, HIPAA Requirements. Buyer acknowledges and agrees that Buyer shall cause the Company to comply in all material respects with HIPAA Requirements and other related state and federal laws and regulations with respect to any protected health information contained in the Medical Records. Following the Closing, Buyer shall be solely responsible for responding to any individual, or their representative, seeking to exercise any of the patient privacy rights defined in HIPAA Requirements, as it relates to any information contained in the Medical Records.

(c) Confidentiality. Buyer acknowledges that the Medical Records being transferred hereunder are confidential. Notwithstanding anything contained herein to the contrary, Buyer shall cause the Company to comply with all provisions of state and federal law and regulations with respect to the confidentiality of such Medical Records, including, but not limited to, HIPAA Requirements.

(d) Release of Medical Records. Buyer shall cause the Company to promptly respond to requests for access to and copies of Medical Records in accordance with applicable state and federal laws and regulations, including, but not limited to, HIPAA Requirements.

(e) Access to Medical Records. Buyer shall provide Sellers with access to Medical Records, upon reasonable notice and at reasonable times, for purposes of credentialing, malpractice actions, board re-certification, professional billing or any other reasonable purpose.

6.8 Financing. Buyer has received the commitment letter from Jefferies Finance LLC with respect to the financing necessary to consummate the transactions contemplated by this Agreement, attached hereto as Schedule 6.8.

Article VII Covenants of the Parties

7.1 Conduct of Business. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Sellers shall use their commercially reasonable efforts to cause the Company to, and the Company shall use commercially reasonable efforts, and shall cause the Subsidiaries to use commercially reasonable best efforts, to:

(a) conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and maintain working capital at current levels subject to normal fluctuation consistent with past experience;

(b) maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of the Business in its present condition, except for ordinary wear and tear and damage by casualty and sales of inventory in the ordinary course of business;

(c) preserve and maintain all Proprietary Rights used in the Business substantially in accordance with current business practices;

(d) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;

(e) perform in all material respects all obligations under leases, agreements, contracts and instruments relating to or affecting the Business;

(f) maintain the books of account and records of the Business in the usual, regular and ordinary manner;

(g) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Business;

(h) not enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than increases in employee compensation effected in the ordinary course of business;

(i) not create or permit to exist any Lien on the assets of the Company other than a Permitted Lien;

(j) not enter into or modify any agreement for indebtedness or any Contract obligating the Company to purchase goods or services for a period of 90 days or more, or sell, lease, license or otherwise dispose of any asset of the Business (other than dispositions of obsolete assets and inventory in the ordinary course of business) or acquire any substantial assets other than replacement assets, inventory and supplies to be used in the Business;

(k) not take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in GAAP upon the advice of its independent accountants;

(l) make, change or revoke any Tax election or settle or compromise any Tax liability, or amend any Tax Return, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of the Subsidiaries for any period ending on or after the Effective Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Effective Date;

(m) not issue any capital stock or securities convertible into capital stock; or

(n) not authorize or enter into any commitment with respect to any of the matters described in (h), (i), (j) or (m) above.

Notwithstanding the foregoing, Sellers shall be (i) entitled to cause the Company to modify its insurance policies as they determine is reasonably necessary to obtain the tail insurance coverage referred to in Section 8.1(v); and (ii) be permitted to take any action relating to Taxes which relate to items, events, or transactions arising prior to the Effective Date.

7.2 Access to Information.

(a) Buyer’s Investigation. Between the date of this Agreement and the Closing Date, the Company will (i) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, offices, warehouses and other facilities and property of the Business and to their books and records, (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably require, and (iii) furnish Buyer and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business; and provided further, however, that Buyer shall not, except with the prior written permission of the Company, contact any employee (other than members of the Company’s executive management team), customer, payer or supplier of the Company regarding the Company, the Business or the transactions contemplated by this Agreement.

(b) Confidentiality. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Buyer will maintain the confidentiality of all information and materials obtained from the Company or any Subsidiary and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by the Company or required by law, and upon termination of this Agreement Buyer and its representatives will return to the Company all materials obtained from the Company in connection with the transactions contemplated by this Agreement and all copies thereof. The provisions of this Section 7.2(b) will not apply to any information, documents or material which are in the public domain other than by reason of a breach of this Section 7.2(b). In addition, the Confidentiality Agreement between the Company and Buyer dated March 25, 2005 remains effective in accordance with its terms.

7.3 Efforts to Consummate Transaction. The parties shall use their commercially reasonable efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, the Required Consents.

7.4 No Solicitation. Unless this Agreement shall have been terminated pursuant to Section 10.1, Sellers shall not, and shall not permit the Company to, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including the Company’s officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. The Company and Sellers shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Sellers shall, and shall cause the Company to, notify Buyer if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

7.5 Tax Matters.

(a) The Representative will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Effective Date for Tax periods of the Company that end before the Effective Date. The Representative shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and the Representative shall make any changes to such Tax Returns reasonably requested to be made by Buyer in order to comply with applicable Laws. Buyer shall cause an appropriate corporate officer to execute such Tax Returns. In addition, the Representative agrees that Buyer will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Effective Date for Tax periods of the Company that begin on or after the Effective Date. Parent has represented that prior to the date hereof, Parent has made certain overpayments of estimated federal taxes by which it is overpaid, in the aggregate amount of $125,000 (the “Estimated Payment”) to the Internal Revenue Service with respect to its consolidated corporate taxable income. The Representative shall claim the Estimated Payment on its federal corporate income Tax Return for the Tax period that ends before the Effective Date and shall be entitled to all benefits associated with such Estimated Payment. Sellers and the Buyer have agreed, in accordance with the economic arrangement of the parties, that all Tax Returns for the Company (while owned by Sellers) shall be considered to have ended at 12:00 a.m. on the Effective Date, and that the date on which Buyer will, for all tax purposes, be considered to have acquired all of the Securities shall be as of 12:00 a.m. on the Effective Date. Buyer acknowledges that the Company may, if it deems appropriate, disclose on its final Tax Returns that Sellers and Buyer contractually agreed to the time period on which the Company’s stub Tax Return would end and the Tax Return of Buyer, in which it includes the Company, would begin and to disclose the Closing Date on its Tax Returns.

(b) Eureka, jointly and severally, and the other Sellers, severally and not jointly (based upon their respective Pro Rata Share), shall indemnify the Company, its Subsidiaries, Buyer, and each Buyer Affiliate and the Buyer Indemnified Parties and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending before the Effective Date and the portion through the day prior to the Effective Date for any taxable period that includes (but does not end prior to) the Effective Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member prior to the Effective Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Effective Date; provided, however, that in the case of clauses (i), (ii) and (iii) above, Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Assumed Liabilities Closing Statement.

Sellers shall reimburse Buyer for any Taxes of the Company or its Subsidiaries that are the responsibility of Sellers pursuant to this Section 7.5(b) within 15 business days after payment of such Taxes by Buyer, the Company, or its Subsidiaries, which related to transactions or events prior to the Effective Date.

(c) Buyer and the Company agree that, in the case of any taxable period that includes (but does not end prior to) the Effective Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day prior to the Effective Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day prior to the Effective Date and the denominator of which is the number of days in such Straddle Period. Buyer shall permit the Representative, on behalf of Sellers, to review and comment on any Tax Return with respect to a Straddle Period and to make changes to such Tax Returns with respect to pre-Effective Date items and/or transactions, provided that such changes comply with applicable Laws.

(d) Except to the extent required by law, Buyer shall not amend, and shall not permit the Company to amend, any income Tax Return or election made in connection with such income Tax Return for any Tax period ending on or prior to Closing without the prior written consent of the Representative if such amendment would have the effect of increasing the amount of Tax payable by Sellers with respect to such period. Seller shall be permitted to file an amended Tax Return or otherwise make a claim for refund with respect to any period prior to the Effective Date and, provided such amended Tax Return or claim for refund complies with applicable laws, Buyer will provide the appropriate corporate officer to sign such return or claim for refund.

(e) Buyer and the Representative covenant and agree to cooperate with each other regarding Tax matters as follows:

(i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.5(e) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so request, the Company and its Subsidiaries or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.

(f) All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated prior to the Effective Date and, as of the Effective Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(g) Buyer shall notify the Representative in writing within five Business Days after receipt by Buyer or the Company of any determination of liability for Taxes from an official inquiry, examination, audit or proceeding (“Tax Audit Determination”) regarding any Tax Return related to a period that ends prior to the Effective Date. The Representative shall have the right to exercise control, on behalf of the Company for any such Tax Return, and at its own expense, at any time over the handling, disposition or settlement of any issue raised in any such Tax Audit Determination, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company. Buyer and the Company shall cooperate with the Representative, as reasonably requested by the Representative, in connection with any such Tax Audit Determination.

(h) Sellers shall notify Buyer in writing within five Business Days after receipt by Sellers of any Tax Audit Determination regarding any Tax Return for the Straddle Period or any period thereafter. The Representative, on behalf of the Company, for any pre-Closing period, and Buyer, on behalf of the Company, with respect to any post-Closing period, in each case, at its own respective expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Audit Determination regarding any Straddle Period, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company for such period. Buyer and the Company shall cooperate with the Representative, as reasonably requested by the Representative, in connection with any such Tax Audit Determination.

(i) In the event that Buyer obtains a refund of federal, state or local income taxes for the Company attributable to any Pre-Effective Date Tax Period, (for example, but not limited to, as a result of the Estimated Payment or any other amended Tax Return or a refund claim filed pursuant to Section 7.5(d)), Buyer shall be obligated to remit such refund to the Representative within 30 days after receipt of such tax refund. In the event that Buyer obtains a refund of federal, state or local income taxes of the Company attributable to any Pre-Effective

Date Tax Refund as a result of the carry back to any Pre-Effective Date Tax Period of any net operating loss from a Tax Period ending on or after the Effective Date, Buyer shall be entitled to retain such refund for its own account.

(j) Buyer intends to file a federal consolidated tax return with respect to the period beginning as of the Effective Date and that Parent and PHCS will be included as members (but not as the common parent) of the group with respect to which such consolidated return is filed.

7.6 Noncompete.

(a) Each of the following Sellers agrees for the period specified with respect to such Seller below (as applicable to such Seller, the “Noncompete Period”) as follows:

(i) Eureka agrees that during the two-year period following the Closing Date, it shall not, directly or indirectly, either for itself, or for any other Person (other than the Company) participate in the Business (A) within the counties of Albany, Dutchess, Orange, Putnam, Schenectady, Ulster and Westchester in the State of New York (the “New York Counties”) or (B) within a 75-mile radius of any Business location of the Company existing on the date hereof, other than on behalf of the Company.

(ii) Each of Joseph Fleming, Jr. and David Pliner agrees that subject to the provisions set forth in (A) through (D) below, during the four-year period following the Closing Date, he shall not, directly or indirectly, either for himself, or for any other Person (other than the Company) participate in the Business, (A) during the first year of such Noncompete Period, in the geographic area specified in the each of Joseph Fleming, Jr. and David Pliner’s current employment agreement, as modified by their respective Severance Agreements, (B) during the second year of such Noncompete Period, (i) within the State of Connecticut, (ii) within the New York Counties or (iii) within a 75-mile radius of any Business location of the Company existing on the date hereof, (C) during the third year of such Noncompete Period, (i) in the State of Connecticut, (ii) within the New York Counties or (iii) solely with respect to any specialty pharmacy distribution agreement with any pharmaceutical company, sell any specialty pharmacy products to any customers located within a 75-mile radius of any Business location of the Company existing on the date hereof, and (D) during the fourth year of such Noncompete Period, (i) in the State of Connecticut, or (ii) within the New York Counties, in each case, other than on behalf of the Company.

(iii) Lou Calamari agrees that during the three-year period following the Closing Date, he shall not, directly or indirectly, either for himself, or for any other Person (other than the Company) participate in the Business (A) within the State of Connecticut, (B) within the New York Counties or (C) within a 75-mile radius of any Business location of the Company existing on the date hereof, other than on behalf of the Company; provided that nothing contained in this Section 7.6 shall prohibit Lou Calamari from acting as a pharmacist for any Person that does not compete with the Company (i.e., a pharmacy that does not have an outpatient specialty pharmacy or infusion practice or a respiratory therapy / home medical equipment (RT/HME) practice).

(b) For purposes of this Agreement, the term ‘participate’ includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term ‘participate’ shall not include ownership of stock of Buyer and of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. During the Noncompete Period, each Seller of Eureka, Joseph Fleming, Jr., David Pliner and Lou Calamari shall not, directly or indirectly, (i) induce or attempt to induce any employee of Buyer or its Affiliates to leave the employ of Buyer or its Affiliates or in any way interfere with the relationship between Buyer or its Affiliates and any employee thereof, or (ii) induce or attempt to induce any customer or supplier of the Company to cease doing business with Buyer or its Affiliates. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(c) Specific Performance. Each Seller agrees that Buyer would suffer irreparable harm from a breach by such Seller of any of the covenants or agreements contained in this Section 7.6. In the event of an alleged or threatened breach by a Seller of any of the provisions of this Section 7.6, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. To the extent of any breach of this Section 7.6 by any Seller, the Noncompete Period (with respect to such breaching Seller) shall automatically be extended by the length of such breach.

(d) Scope, etc. If, at the time of enforcement of any of the provisions of this Section 7.6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each Seller acknowledges that, without provisions contained in this Section 7.6, Buyer would have not entered into this Agreement.

(e) Notwithstanding any other provision of this Agreement, each Seller making a covenant under this Section 7.6 shall be liable only for his or its own compliance with such covenant, and no other Seller shall be liable in any manner whatsoever for any violation of such covenant.

7.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of Stock), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.8 Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules with respect to any matter arising after the date hereof and not in violation of the provisions of this Agreement.

No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 8.1(a) unless the subject matter of any such supplement or amendment could be reasonably expected to have a Material Adverse Effect; provided, however, if the Closing shall occur, then Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article IX hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

7.9 Cancellation of Options. Immediately prior to the Closing, Parent shall cancel all outstanding Options in exchange for the payment to the Option Holders set forth on Schedule B and each Option Holder Release Agreement.

7.10 Eureka. Eureka covenants and agrees that it will maintain no less than $3,000,000 in Net Assets (the “Minimum Net Assets Threshold”) for the four year period following the Closing Date, provided, that the Minimum Net Assets Threshold shall be reduced by $750,000 on each anniversary of the Closing Date, less in each case, the amount of any outstanding and unresolved claims for indemnification made by Buyer against Eureka pursuant to Article IX. No later than March 31st of each year, Eureka agrees to provide Buyer a certificate executed by an officer of Eureka certifying that Eureka has continued to maintain the Minimum Net Assets Threshold required to be maintained pursuant to this Section 7.10 and that Eureka will make available for inspection only (i.e., not to be copied) its audit report and audited balance sheet, as well as all notes contained in such audited financial statements, including any notes that discuss any potential negative effects on Eureka’s financial condition, other than any notes that contain information that are not relevant to establish and support the value of Eureka’s assets. In addition, prior to the Closing, Eureka agrees to provide Buyer a certificate executed by an officer of Eureka certifying that Eureka has the Minimum Net Assets Threshold as of the Closing Date (the “Eureka Certificate”) and that Eureka will make available for inspection by Buyer its most recent audited balance sheet, as well as all notes contained in such audited financial statements, including any notes that discuss any potential negative effects on Eureka’s financial condition, other than any notes that contain information that are not relevant to establish and support the value of Eureka’s assets or that discuss any potential negative effects on Eureka’s financial condition. In the event that Eureka breaches in any material respect any obligation pursuant to Section 7.10 and such breach is not cured within 10 business days after written notice thereof to Eureka from Buyer, Eureka shall not be entitled to any reduction in the amount of the Minimum Net Assets Threshold and the four year period shall not terminate while such breach continues, provided that, upon such breach being cured, the Minimum Net Assets Threshold shall return to the level at which it would have been absent any breach.

7.11 PromptCare Receivable. Buyer and Sellers acknowledge and agree that Sellers shall be entitled to receive the proceeds received by Buyer with respect to the accounts receivable from PromptCare, which accounts receivable balance is approximately $348,274 as of July 31, 2006 (such accounts receivable balance, as of the Effective Date, the “PromptCare Receivable”) in accordance with this Section 7.11. To the extent received by Buyer on or prior to December 31, 2006, Buyer agrees to deposit any payments made by PromptCare with respect to the PromptCare Receivable with the Escrow Agent to be held in accordance with the terms of the Escrow Agreement. In addition, Buyer shall provide the Representative with notice of each such payment. To the extent that the PromptCare Receivable has not been paid in full on or prior to December 31, 2006, Buyer and Sellers agree that any remaining amounts owed to the Company with respect to the PromptCare Receivable shall be paid out of the Escrow Funds to Buyer. Thereafter, Buyer shall pay to the Representative for distribution to Sellers (based upon their respective Pro Rata Share) any payments received with respect to the PromptCare Receivable.

7.12 Payor Notifications. Sellers shall use their best efforts to cause Louis Calamari, within 60 days after the Closing, to assist Buyer in a timely and diligent manner in making all payor notifications, including, without limitation, notifications to UnitedHealthcare and Anthem Blue Cross/Blue Shield.

Article VIII Closing Conditions

8.1 Obligation of Buyer to Close. The obligation of Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer:

(a) Representations and Covenants. The representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except for such representations and warranties that are made as of a specific date. Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers or the Company on or prior to the Closing Date.

(b) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

(c) Approvals. All material governmental and third party approvals, consents (including, without limitation, with respect to all leased real property), permits or waivers set forth on Schedule 8.1(c) (the “Required Consents”) shall have been obtained in form and substance satisfactory to Buyer.

(d) Compliance Certificate. Buyer shall have received a certificate signed by an officer of each Company that each of the representations and warranties made by each Company in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date except for such representations and warranties that are made as of a specific date, and that the Company has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(e) Certified Resolutions. Buyer shall have received a certified copies of the resolutions of the Board of Directors of each Company authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(f) Incumbency Certificate. Buyer shall have received an incumbency certificates relating to each person executing for each Seller (who is an entity) and each Company any document executed and delivered to Buyer pursuant to the terms hereof.

(g) Good Standing. Buyer shall have received a good standing certificates issued by the Secretary of State of Delaware with respect to each Company and the Secretary of State of Connecticut and New York with respect to PHCS.

(h) Legal Opinion. Buyer shall have received the legal opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to Sellers and the Company, substantially in the form of Exhibit C hereto.

(i) Related Party Payments. Buyer shall have received evidence satisfactory to it of the receipt by the Company of all monies owed to the Company by any Seller.

(j) Management Reports. No later than the 20th day of each month following the date hereof (to the extent the Closing has not occurred prior to such date), Buyer shall have received (and shall have had a period of at least three Business Days to permit its accountants to review), the unaudited consolidated balance sheet of the Company as of the end of the immediately preceding month and the related unaudited trended monthly consolidated statements of income for each month of such fiscal year (the “Latest Interim Financials”), prepared in accordance with GAAP applied on a basis consistent with the Financial Statements (subject to year-end audit adjustments and the absence of footnotes). In addition, to the extent delivered in accordance with the immediately preceding sentence, the Latest Interim Financials shall have been prepared in a manner consistent with the Latest Balance Sheet and shall be deemed a part of the Historical Financials.

(k) Liens. All Liens (other than Permitted Liens) on the assets of the Company shall have been released in a manner satisfactory to Buyer.

(l) Financing. Buyer shall have received the proceeds from the financings contemplated by the commitment letters delivered to Sellers pursuant to Section 6.8.

(m) [Intentionally Deleted]

(n) Estoppel. Buyer shall have received an estoppel certificate from each of the Company’s landlords substantially in the form of Exhibit E hereto.

(o) Employment Agreements. The Company shall have entered into an Employment Agreement with each of Louis Calamari, Steven Pernerkewski, Donna Ferraro and Armand Facchini substantially in the form of Exhibit A-1 and with Cindi O’Sullivan substantially in the form of Exhibit A-2 hereto.

(p) Severance Agreement. The Company shall have entered into a severance agreement with each of Joseph Fleming, Jr. and David Pliner substantially in the form of Exhibit F hereto.

(q) Option Holder Release Agreements. Buyer shall have received the Option Holder Release Agreements, duly executed by each Option Holder.

(r) FIRPTA. Buyer shall have received from each Seller an affidavit complying with the Foreign Investment in Real Property Tax Act.

(s) Stock Certificates. Buyer shall have received the stock certificates representing the Stock duly endorsed for transfer and accompanied by any applicable documentary stamp tax.

(t) Resignations. Buyer shall have received the resignations, effective as of the Closing Date, of all the directors and officers of Parent and PHCS.

(u) Material Adverse Effect. Since April 30, 2006, no Material Adverse Effect to the Business shall have occurred.

(v) Tail Policy. Buyer shall have received evidence reasonably satisfactory to Buyer that Sellers have purchased tail insurance coverage on the Company’s directors’ and officers’ and professional liability insurance policies for all periods prior the Closing Date, which tail insurance coverage shall not be conditioned upon Buyer maintaining any specific level or type (such as claims made policy versus occurrence policy) of insurance and otherwise reasonably acceptable to Buyer.

(w) Vehicle Leases. The vehicle leases for the automobiles driven by Joseph Fleming, Jr. and David Pliner shall have been transferred and assigned to Joseph Fleming, Jr. and David Pliner, respectively, and the Company shall have no liability with respect to such leases from and after the Effective Date.

(x) Eureka Certificate. Buyer shall have received from Eureka the Eureka Certificate.

(y) ERISA Matters. Buyer shall have received evidence satisfactory to it that the Company has taken the actions set forth on Schedule 8.1(y).

(z) Payoff Letter(s). The Company shall have delivered to Buyer a payoff letter or payoff letters, in form and substance reasonably satisfactory to Buyer, executed by each financial institution to which the Company is obligated with respect to any indebteness, together with original UCC termination statements and other lien releases terminating all Liens securing such amounts (or such payoff letters shall include authority or commitment to file such statements and releases in form and substance reasonably satisfactory to Buyer).

(aa) Deliveries. Sellers shall have delivered such documents as Buyer or its counsel may reasonably request to evidence the transactions contemplated hereby.

8.2 Obligation of Sellers to Close. The obligation of Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Sellers:

(a) Representations and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(b) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

(c) Approvals. All material governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Company.

(d) Compliance Certificate. Representative shall have received a certificate signed by an officer of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Buyer has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(e) Certified Resolutions. Representative shall have received a certified copies of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(f) Incumbency Certificate. Representative shall have received an incumbency certificates relating to each person executing for Buyer any document executed and delivered to Sellers pursuant to the terms hereof.

(g) Deliveries. Buyer shall have delivered such documents as Sellers or their counsel may reasonably request to evidence the transactions contemplated hereby.

Article IX Indemnification

9.1 Indemnification.

(a) By Sellers. Eureka, jointly and severally, and the other Sellers, severally and not jointly (based upon their respective Pro Rata Share), hereby agree to indemnify and hold Buyer, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Losses arising from: (i) any breach of the representations and warranties (without regard to any materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) made by the Company in this Agreement; (ii) any breach of the covenants or agreements made by Sellers or the Company in this Agreement (without regard to any materiality qualification contained in any such covenant or agreement); (iii) any Excluded Liabilities. In addition, each Seller, severally and not jointly, hereby agrees to indemnify and hold Buyer Indemnified Parties harmless from and against any Losses based upon or arising from any breach of the representations and warranties (without regard to any materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) of such Seller contained in Article V.

(b) By Buyer. Following the Closing, Buyer shall indemnify and hold harmless Sellers at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement (without regard to any materiality qualification contained in any such representation or warranty); (ii) any breach of any covenant and agreement made by Buyer in this Agreement (without regard to any materiality qualification contained in any such covenant or agreement); and (iii) any Tax liability related to any item, event or transaction occurring on or after the Effective Date or relating to the contractual agreement between Sellers and Buyer to treat the Effective Date as the date for filing of the Company’s stub Tax Return in accordance with Section 7.5.

9.2 Limitations of Indemnity.

(a) Notwithstanding the foregoing, (i) no amounts shall be payable under Section 9.1(a)(i) unless and until the aggregate amount otherwise payable in the absence of this clause exceeds $150,000 (the “Basket”), in which event Sellers shall be liable for all amounts (including such $150,000) payable under Section 9.1(a)(i); and (ii) no claim for indemnification under Section 9.1(a)(i) shall first be asserted after the two-year anniversary of the Closing Date; provided, however, that a claim for indemnification under Section 4.3 (Authorization; Binding Obligations), Section 4.7(c) and Section 5.2 (Title to Stock), and Section 4.14 (Taxes) may be asserted at any time; provided further, that a claim for indemnification under Section 4.13 (Employee Benefit Plans; ERISA), Section 4.23 (Intellectual Property), Section 4.22 (Environmental Matters) and Section 4.34 (Compliance with Laws) may be asserted at any time prior to the three-year anniversary of the Closing Date; and provided, further, that a claim for indemnification under Section 4.17 (Federal Health Care Program and Third-Party Payor Participation), Section 4.18 (Health Care Regulatory Litigation), Section 4.19 (Compliance with Health Care Laws) may be asserted at any time prior to the four-year anniversary of the Closing Date. In no event shall the amount payable under Section 9.1(a)(i) exceed $3,000,000 (the “Cap”); provided, however, that the Cap for a breach of Section 4.7(c) and Section 5.2 (Title to Stock) shall be 100% of the Purchase Price. Notwithstanding anything herein to the contrary, the Basket shall not apply to a claim for breach of any representation and warranty set forth in Section 4.3 (Authorization; Binding Obligations), Section 4.13 (Employee Benefit Plans; ERISA), Section 4.14 (Taxes), Section 4.17 (Federal Health Care Program and Third-Party Payor Participation), Section 4.19 (Compliance with Health Care and Other Laws) or Section 4.34 (Brokers; Certain Expenses) and neither the Basket nor the Cap shall apply to a claim for fraud or any Excluded Liability. Notwithstanding anything herein to the contrary, in no event shall the amount payable with respect to claims for indemnification for a breach of Section 4.14 (Taxes), Section 7.5 (Tax Matters) or related to Excluded Liabilities (other than claims with respect to items (vii) and (x) for which the Cap shall apply) exceed $12,000,000, in the aggregate (the “Aggregate Cap”).

(b) Tax Benefit.

(i) Reimbursement of Tax Benefits. If during the three-year period following the Closing Date (the “Tax Benefits Period”), but in no event beyond such Tax Benefits Period, Buyer is indemnified by Sellers pursuant to this Article IX for any Losses related to any period prior to the Effective Date, which Losses give rise to a Tax Benefit to Buyer or the Company, Buyer shall pay to the applicable Seller or Sellers who paid the amount of such Losses to Buyer or the Company (in proportion to the amount of such Losses actually paid by such Sellers) the Reimbursement Amount within 90 days after the Company’s filing of the Tax Return for each year during the Tax Benefits Period in which any Tax Benefit is realized. This Section 9.2(b)(i) shall not be applicable to any Tax Benefit, which under the laws of the applicable taxing jurisdiction, may be claimed on a Tax Return of the Company for a taxable year that ends prior to the Effective Date.

(ii) Procedure. Buyer shall be responsible for computing the amount of the Reimbursement Amount and shall compute such amount within 90 days after the Company’s filing of the Tax Return for each year during the Tax Benefits Period in which any

Tax Benefit is realized. The Representative shall have the option, within 30 days after written receipt of Buyer’s calculation, to object to the calculation provided by Buyer in which case the Representative will provide the Indemnitee with a written statement including a statement of the basis for the Representative’s belief that the calculation is incorrect and the Representative’s position as to the correct calculation. If the Representative does not object to Buyer’s calculation within 30 days after written receipt of the calculation, then the calculation shall be presumed to be correct for all purposes. If the parties cannot agree on the amount, the dispute shall be resolved by written decision of the Independent Accounting Firm. Buyer, on the one hand, and the Representative, on the other hand, shall bear the fees and disbursements of the Independent Accounting Firm in accordance with their relative merits in the dispute (based upon the amount resolved in each Party’s favor relative to the total amount in dispute); provided, that until such determination is made, the fees and disbursements of the Independent Accounting Firm shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand (in proportion to their respective Pro Rata Shares), with one party reimbursing the other, if necessary, following such determination.

(c) Insurance Benefit. If Buyer is indemnified by Sellers pursuant to this Article IX for any Losses, and Buyer receives any amounts under its insurance policies with respect to such claims, to the extent that the total amount received from Sellers plus the total amount received by Buyer under its insurance policies is greater than the amount of such claim, Buyer shall pay to the Representative (for distribution to Sellers based upon their respective Pro Rata Share) one-half of such excess. Notwithstanding the foregoing, nothing in this Section 9.2(c) shall be deemed to require Buyer to maintain any insurance policies, provided, that, to the extent that Buyer has any insurance covering such claim, Buyer agrees to timely make and prosecute in good faith a claim against such policy, expending the same efforts that Buyer would be reasonably expected to expend if the recovery under such policy was to the sole benefit of Buyer.

9.3 Indemnification Procedures—Third-Party Claims.

(a) The rights and obligations of a party claiming a right of indemnification hereunder (each an “Indemnitee”) from a Party to this Agreement (each an “Indemnitor”) in any way relating to a Third-Party Claim shall be governed by the following provisions of this Section 9.3:

(i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then, upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days after receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that based on the information available as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article IX and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period. The delivery of an Indemnification Acknowledgment shall not preclude Indemnitor’s subsequent right to deny indemnification and Indemnitor’s right to reimbursement of all costs of any nature incurred, if it is ultimately determined that such claim was not indemnifiable by Indemnitor. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding, or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific material defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee for such counsel shall be borne by the Indemnitor, provided that Indemnitor shall not be obligated to pay for the costs and expenses of more than one counsel to the Indemnitee.

(iii) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other party fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 9.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(b) Neither Party shall make or enter into any settlement of any claim, action, suit or proceeding which one Party has undertaken to defend, without the other Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of such other Party to contribute to any portion of the payment for any of the Losses, such other Party receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to such other Party), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against such other Party and, in the reasonable judgment of such other Party, the relief granted in connection therewith is not likely to have a Material Adverse Effect on such other Party or its reputation or prospects.

(c) Any claim for indemnification that may be made under more than one subsection under Section 9.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

9.4 Indemnification Procedures—Other Claims, Indemnification Generally.

(a) A claim for indemnification for any matter not relating to a Third-Party Claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor reasonable access to all relevant corporate records and other information in its possession relating thereto.

(b) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined in accordance with this Article IX, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand therefor by the Indemnified Party. The indemnifying party shall not be obligated to pay any amount under this Article IX until such final determination.

9.5 Exclusive Remedy. The provisions for indemnification set forth in this Article IX are the exclusive remedies of Sellers, Buyer and the Company arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud).

Article X Miscellaneous

10.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by mutual written consent of Buyer and the Representative; (ii) by either Buyer or the Representative if for any reason the Closing shall not have occurred on or before the date that is 60 days following the date hereof (or such other date as may be mutually agreed by the Parties); (iii) by the Representative for any reason if the Closing shall not have occurred on or before September 6, 2006; (iv) by Buyer in the event of any occurrence or occurrences, having individually or in the aggregate, a Material Adverse Effect; provided, however, that no Party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such Party’s willful breach of this Agreement. If this Agreement is terminated pursuant to this Section 10.1, all rights and obligations of the Parties hereunder shall terminate, and no Party shall have any liability to the other Party, except for obligations of the Parties in Sections 10.2, 10.3, 10.7, 10.8 and 10.9, which shall survive the termination of this Agreement, and except that nothing herein will relieve any Party from liability for any willful breach of this Agreement prior to such termination.

10.2 Publicity. Except as required by law, no press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Company, Representative and Buyer, which approval shall not unreasonably be withheld.

10.3 Expenses. Except as provided in Article IX, each Company and each Seller, on the one hand, and Buyer, on the other hand, shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

10.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Disclosure Schedules hereto and the other Transaction Documents, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended or modified except by an instrument in writing signed by Buyer and the Representative. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

10.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged by the recipient, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon receipt, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Buyer, to:

c/o Kohlberg & Company, LLC
111 Radio Circle
Mt. Kisco, NY 10549
Attention:	Gordon Woodward
Evan LePatner
Telephone:	(914) 241-7430
Facsimile:	(914) 244-3985

with a copy to:

Brownstein Hyatt & Farber, P.C.
410 17th Street, 22nd Floor
Denver, Colorado 80202
Attention:	Christopher Reiss, Esq.
Telephone:	(303) 223-1100
Facsimile:	(303) 223-1111

If to the Company (pre-Closing), any Seller or the Representative, to:

Eureka I, L.P.
770 Township Line Road, Suite 150
Yardley, PA 19067
Attention:	Jonathan Zimbalist
Telephone:	(267) 238-4213
Facsimile:	(267) 238-4201

with a copy to:

Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
Attention:	Jason Shargel, Esq.
Telephone:	(215) 977-2216
Facsimile:	(215) 405-3816

or at such other address or addresses as Buyer, the Company, Sellers or the Representative, as the case may be, may specify by written notice given in accordance with this Section 9.5.

10.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

10.7 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS

MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

10.8 Consent to Jurisdiction and Venue. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF WILMINGTON, COUNTY OF NEW CASTLE, STATE OF DELAWARE, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 9.8 SHALL PRECLUDE BUYER FROM BRINGING ANY ACTION, SUIT OR OTHER PROCEEDING IN THE COURTS OF ANY OTHER LOCATION WHERE THE COMPANY OR SELLERS OR ANY ONE OF THEM OR ANY OF ITS OR THEIR ASSETS OR THE COLLATERAL MAY BE FOUND OR LOCATED OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER.

EACH OF THE COMPANY AND EACH SELLER, FOR ITSELF AND ITS PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT OR OTHER PROCESS ISSUED IN ANY SUCH ACTION, SUIT OR OTHER PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 9.5 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF THE COMPANY AND EACH SELLER HEREBY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

10.9 Waiver of Trial by Jury. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND

PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

10.10 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.11 Invalidity. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.12 Sellers’ Representative.

(a) Eureka is hereby appointed as the representative of Sellers under this Agreement (the “Representative”), and shall act as exclusive agent and attorney-in-fact to act on behalf of any Seller with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement. In the event of resignation of Eureka as the Representative, a successor may be appointed by Sellers in respect of whom a majority of the monies held pursuant to the Escrow Agreement has been deposited.

(b) The Representative shall have the power and is hereby is appointed as the agent, proxy and attorney-in-fact for Sellers to take any and all actions which the Representative believes are necessary or appropriate or in the best interests of Sellers, as fully as if each such Seller was acting on its, his or her own behalf with respect to all matters concerning Sellers or any of them following the Closing Date, including with respect to (i) the consummation of the transactions contemplated by this Agreement, (ii) the endorsement and delivery of any certificate or instrument representing the Stock and the execution of such further instruments of assignment as Buyer shall reasonably request, (iii) the disbursement of any funds received hereunder to Sellers, (iv) all claims for indemnification under this Agreement, including providing an Indemnification Acknowledgement or declining to provide the same, (v) the resolution of all matters related to the Final Assumed Current Liabilities pursuant to Section 3.2, (vi) the grant of waivers under this Agreement, (vii) the payment of expenses in connection with the transactions contemplated by this Agreement, (viii) the exercise of each and every right which Sellers as stockholders or otherwise are entitled to in connection with this Agreement, and (ix) any action which may be taken by Sellers in connection herewith, and the Representative may take any action or no action in connection therewith as the Representative may deem appropriate as effectively as any Seller could act themselves, including the settlement or compromise of any dispute or controversy. Further, the Representative is hereby authorized to execute amendments to this Agreement, on behalf of all Sellers, including for purposes of extending the time performance or the time of expiration of any rights of Buyer hereunder. The Representative shall notify Sellers with respect to any such action taken on behalf of Sellers. The authority granted hereunder is deemed to be coupled with an interest and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each Seller. Buyer shall have the right to rely on any actions taken or omitted to be taken by the Representative as being the act or omission of any Seller, without the need for any inquiry, and any such actions or omissions shall be binding upon each Seller. The Representative shall incur no Liability, or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.

(c) Neither the Representative nor any agent employed by it shall incur any liability to any Person in connection with the performance of the Representative’s duties under this Agreement or any act or omission related thereto. Each Seller agrees that it shall promptly reimburse the Representative for its Pro Rata Share of any fees or expenses incurred by the Representative and its agents in connection with this Agreement and the exercise of the authorities granted to the Representative hereunder. To the extent that any amounts remain due and owing to the Representative at such time when the Escrow Fund, or any portion thereof, is being released to as set forth in the Escrow Agreement, then such amounts shall be paid to the Representative and its agents prior to the distribution of any portion of the Escrow Fund to Sellers. Each Seller agrees that Wolf, Block, Schorr and Solis-Cohen LLP has acted as counsel to the Company and the Representative and its Affiliates, and to no other Person, in connection with this Agreement. The parties agree that the fact that Wolf, Block, Schorr and Solis-Cohen LLP has represented the Company shall not prevent Wolf, Block, Schorr and Solis-Cohen LLP from representing the Representative (or its Affiliates) in connection with any matter involving this Agreement, including any disputes between any of the parties hereto that may arise after the Closing.

10.13 Negotiated Agreement. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.14 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. In addition, it is the intent of the parties that the Indemnitees that are not a party hereto be third party beneficiaries of Article IX of this Agreement. None of the Company or any Seller may assign, transfer or delegate any of their rights and obligations hereunder or any interest herein or therein, by operation of law or otherwise, without the prior written consent of Buyer; provided, that Buyer may assign its rights (a) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof), and (b) in connection with a sale of all or substantially all of the Business.

10.15 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in fill force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

10.16 Further Assurances. From time to time after the Closing, each Party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by such Party or its counsel in order to vest in Buyer all right, title and interest of Sellers in and to the Securities and otherwise in order to carry out the purpose and intent of this Agreement.

10.17 Release. Each Seller, for itself and its Affiliates, heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer and the Company and their respective predecessors, successors, subsidiaries, affiliated entities and past and present stockholders, members (direct and indirect), managers, directors, officers, employees, agents, and representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, Contracts, controversies, promises, judgments, Liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known (collectively, the “Released Claims”), provided that Released Claims shall not include (i) claims arising out of this Agreement, or (ii) with respect to any Seller who is an employee of the Company, claims for unpaid wages and benefits (and the reimbursement of valid business expenses incurred in the ordinary course of business) earned for any pay period that straddles the Closing Date. The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. This release shall be effective as of the consummation of the Closing.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

CRITICAL HOMECARE SOLUTIONS, INC., a Delaware corporation

By:	/s/ Gordon Woodward
Name:	Gordon Woodward
Title:	Vice President

THE COMPANY:

SPECIALTY PHARMA, INC., a Delaware corporation

By:	/s/ Jonathan Zimbalist
Name:	Jonathan Zimbalist
Title:	President

PROFESSIONAL HOME CARE SERVICES, INC., a Delaware corporation

By:	/s/ Jonathan Zimbalist
Name:	Jonathan Zimbalist
Title:	President

SELLERS:

EUREKA I, L.P.
By:	Eureka Management, LP, its sole general partner
By:	Eureka Growth Capital Management, L.P., authorized representative
By:	Eureka Growth Capital Management, LLC, general partner of the authorized representative

By:	/s/ Jonathan Zimbalist
Name:	Jonathan Zimbalist
Title:	Executive Vice President

BULICH INVESTMENTS, LLC

By:	/s/ Bulich Investment, LLC
Name:	RICHARD BULICH
Title:	MEMBER

/s/ Joseph P. Fleming, Jr.
Joseph P. Fleming, Jr.

/s/ David Pliner
David Pliner

/s/ Lou Calamari
Lou Calamari

/s/ Ed James
Ed James

The undersigned hereby guarantees the payment and performance of all obligations to be paid and performed by Buyer under the Stock Purchase Agreement on or prior to the Closing Date.

KOHLBERG MANAGEMENT V, LLC a Delaware limited liability company

By:	/s/ Gordon Woodward
Name:	Gordon Woodward
Title:	Vice President